UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DC BRANDS INTERNATIONAL, INC.

Colorado
(State or Other Jurisdiction of Incorporation or Organization)
2833
(Primary Standard Industrial Classification Code Number)

20-1892264
(I.R.S. Employer Identification No.)
9500 W. 49th Avenue, Suite D-106 Wheat Ridge, CO 80003
(Address and telephone number of principal executive offices)
9500 W. 49th Avenue, Suite D-106 Wheat Ridge, CO 80003
(Address of principal place of business or intended principal place of business)

Copy to:

Hank Gracin, Esq.
Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
(212) 907-6457
(Name, address and telephone number of agent for service)

Approximate Date of Proposed Sale to the Public: From time to time after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee (3)
Common Stock, $.001 par value per share	4,896,667 shares	$.10	$489,667	$34.91

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457 of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the recent sales of unregistered securities

(3) Calculated under Section 6(b) of the Securities Act of 1933 as .00007130 of the aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MAY ___, 2010

PRELIMINARY PROSPECTUS

DC BRANDS INTERNATIONAL, INC.

4,896,667 Shares of Common Stock

This prospectus relates to the resale and other disposition, from time to time, of up to 4,896,667 shares of our common stock by certain of our stockholders. For a list of selling securityholders, please see “Selling Securityholders” on page 23 of this prospectus. We issued all of the shares described above in private placement transactions completed prior to the filing of this registration statement. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will pay the expenses of registering these shares.

The shares included in this prospectus may be reoffered and resold directly by the selling securityholders in accordance with one or more of the methods described in the plan of distribution, which begins on page 24 of this prospectus. We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering. Instead, the shares may be offered and sold from time to time by the selling stockholders and/or their registered representatives at prevailing market prices or privately negotiated prices.

We intend to apply  to have our common stock listed on the OTC Bulletin Board. Our common stock currently trades on the pink sheets under the symbol DCBR.  No assurance can be given that our common stock will trade on the OTC Bulletin Board or any other exchange.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 10, 2010.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to DC Brands International, Inc., a Colorado corporation.

Company Overview

 We specialize in the manufacture, marketing and distribution of health related products that utilize natural botanicals, vitamins, minerals and supplements and are aimed at maximizing the full potential of the body.    Our current focus is on the sale of our products under our H.A.R.D Nutrition label.  To date, a substantial portion of our revenue has been derived from the sale of our products under this label. We currently have two distinct types of product that are sold under our H.A.R.D. Nutrition logo; our Functional Water System and nutritional supplements.  The Functional Water System and nutritional supplements can each be further categorized into four sub product lines; each line tailored to different health and daily needs: our performance, strength and training line, our wellness and beauty line, our weight loss and diet line and our energy line. Our H.A.R.D. Nutrition Functional Water System provides consumers with the convenience of the unique combination of  nutraceutical supplements with a functional beverage. All of the products sold under our H.A.R.D. Nutrition Functional Water System are sold in a bottle which combines in one container water, which is lightly flavored, with vitamins stored in our patented, licensed flip top compartment on the top of the bottle.  The water provides the hydration and catalyst needed for absorption of the specially formulated nutraceutical capsules contained in the bottle’s  flip top compartment.  We also sell other products included in our H.A.R.D. Nutrition label such as herbal supplements which are made  from a mixture of herbs and have been formulated to help maintain good health  by providing the supplements that we believe are needed by our  body but cannot be readily obtained from foods.

To date, our market focus has been in the Colorado area, where we have sold products to a variety of distributors, retail stores and  health and fitness establishments, including the King Soopers grocery store chain and  the Max Muscle retail health and fitness chain. We also sell products directly from our corporate headquarters and through our website. Subject to being able to secure sufficient capital on commercially acceptable terms and attractive commercial prospects, we intend to expand our marketing efforts in the United States beyond the local Colorado area.

We were incorporated in 1998 in Colorado under the name Telamerge Holding Corp. In 2004, we changed our name to DC Brands International, Inc. in connection with our anticipated acquisition of DC Brands, LLC.  Our principal offices are located at 9500 W. 49th Avenue, Suite D-106, Wheat Ridge, Colorado 80033.  Our telephone number is 303-279-3800.  Information about our products can be obtained from our website www.hardnutrition.com.

The Offering

Common stock that may be offered by selling stockholders	4,896,667 shares

Common stock currently outstanding	234,847,720 shares

Total proceeds raised by offering	We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by any selling shareholder.

Risk Factors	There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see “Risk Factors” beginning on page 3.

RISK FACTORS

Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should carefully consider the risks described below, the other information in this Prospectus, the documents incorporated by reference herein and the risk factors discussed in our other filings with the Securities and Exchange Commission when evaluating our company and our business. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known by us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of the money paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

We have a limited operating history in our current line of business.

Because we have a limited operating history in our current line of business, there can be no assurance that we will be able to implement any aspect of our business plan or establish a successful business.  We are subject to all of the business risks and uncertainties associated with any new business enterprise.  In 2004, we changed our focus to the manufacture of energy drinks.  In 2006, we began selling health related products under our H.A.R.D. nutrition label, which to date has only been sold in a small targeted territory.

We may not be profitable.

We expect to incur operating losses for the foreseeable future.   Our marketing program, which we consider to be crucial to our future success, has required significant expenditures. These expenditures will result in a loss until adequate revenues are derived from sales.   For the years ending December 31, 2009 and 2008, we had revenue of $629,525 and $249,780, respectively and sustained a net loss of $4,887,216 and $26,226,356, respectively.  Our ability to become profitable depends on our ability to have successful operations and generate and sustain sales, while maintaining reasonable expense levels, all of which are uncertain in light of our limited operating history in our current line of business.

We may not be able to continue as a going concern.

The opinion of our independent registered accounting firm for our fiscal years ended December 31, 2009 and December 31, 2008 is qualified subject to substantial doubt as to our ability to continue as a going concern.   See “Report of Independent Registered Public Accounting Firm” and the notes to our Financial Statements.   During the year ended December 31, 2009 we incurred $4,152,128 of operating expenses, had a net loss of ($4,887,216) and at December 31, 2009 had an accumulated deficit of $69,533,257 and stockholders’ deficit of $6,755,520.   During the year ended December 31, 2008 we incurred $23,997,304 of operating expenses, had a net loss of ($26,226,356) and at December 31, 2008 had an accumulated deficit of $64,646,041 and a stockholders’ deficit of $5,968,476.

Our products have been sold in a limited territory, which may not be indicative of the acceptance of our products in a broader territory.

To date, our products have been sold in a limited territory.  We currently focus our sales and marketing efforts in the Colorado area.  In fact, substantially all of our revenue for the year ended December 31, 2009 was derived from sales in the Colorado area.  Our marketing efforts have also been limited to this territory and have  included advertising on KOA, the Broncos radio station, and retention of Chris Anderson of the Denver Nuggets as one of our spokespeople.  If our current market becomes saturated, our sales will be adversely impacted.  Our success will be dependent upon our ability to expand our sales territory and our ability to apply our sales and marketing plans used in our current territory to a broader territory.  Our inability to expand our territory will have an adverse impact on our anticipated revenue.

The loss of King Soopers as a customer would have a material adverse effect on our business.

We sell a substantial portion of our H.A.R.D. Nutritional Functional Water Systems to distributors that sell to King Soopers, a grocery chain in Colorado which is a division of Krogers. The loss of King Soopers as a customer would have a material adverse effect on our business. We do not have any written agreement with King Soopers and they are not required  to purchase any specified quantity of products from us. Although we consider our relationship with King Soopers to be good, they could at any time decide not to purchase our beverages.

We are dependent upon the public image of our advertisers, the KOA radio station and   Chris Andersen, our representative.

If there is any negative publicity about the companies that advertise our products, the affiliated sports teams or  the athletes or celebrities that we hire as spokespeople, the negative publicity could have an adverse impact on our sales. A large part of our marketing plan has revolved around increasing our public image in the Colorado territory by having associations with sports teams and athletes.  We are currently a sponsor on the KAO radio station that is the Broncos radio station and advertises our products and we have entered into an agreement with Chris Andersen, a player with the Denver Nuggets, to use his name in connection with the promotion of our products.

We face substantial uncertainties in establishing our business.

Establishing a successful business will require us to attain certain goals to which no assurance can be given that we will be successful in our efforts.  We believe that in order to establish a successful business we must, among other things, hire personnel to run our day to day operations, develop a larger distribution network and establish a customer base and brand name. In order to implement any of these we will be required to expend a substantial amount of money.  If we are unable to raise the necessary money, we will be unable to accomplish these goals and if we are unable to accomplish one or more of these goals, our business may fail.

We may experience difficulty in effectively managing our planned expansion.

Further growth and expansion of the Company's business would place additional demands upon the Company's current management and other resources and would require additional production capacity, working capital, information systems, management, operational and other financial resources. In order to expand our business, we will need to increase our sales volume and expand our sales territory.   Such expansion will require significant additional expenditures for manufacturing, raw materials inventory and marketing and we will not be able to effectuate any such expansion without additional capital.  Critical to such expansion will be establishment of a nationwide distribution network and there can be no assurance that we will be able to establish a successful nationwide distribution network.  Further growth of the Company will also depend on various factors, including, among others, our ability to attract and retain new employees, the development of new products, competition and federal and state regulation of the functional beverage and nutritional supplements industry. Not all of the foregoing factors are within the control of the Company. No assurance can be given that the Company's business will grow in the future and that the Company will be able to effectively manage such growth. If the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition would be materially adversely affected.

We may need additional capital and may not be able to obtain it.

We may need to raise additional funds in order to support further expansion, meet competitive pressures, or respond to unanticipated requirements.  We cannot assure you that additional financing will be available if needed on terms favorable to us.

If our cap manufacturer were to cease production of our caps, we would incur substantial start up and other costs if we were to engage an alternative manufacturer.

If for any reason our current cap manufacturer were to cease production of our caps, the engagement of an alternative manufacturer would cause us to incur substantial additional costs. Due to the unique shape of our bottle caps, the manufacture of our caps requires use of special equipment that is costly and not part of the standard equipment used by most manufacturers.  Therefore, any alternative manufacturer would require us to purchase, at our expense, any additional special equipment required for production of the caps. In addition, our manufacturer is located outside of the United States and an alternative supplier located in another country may have higher labor costs that would be passed onto us and could force us to increase our product prices or reduce our gross margin on our products.

If our suppliers were to fail to meet our needs, our costs for our raw materials and bottles may increase substantially due to many factors beyond our control.

If our current suppliers were to be unwilling or unable to meet our needs, we could suffer shortages or incur substantial costs.  Changing suppliers could require long lead times.  The principal raw materials we use in our business are PET bottles and caps, and herbs, vitamins,  juice, electricity, fuel and water. The cost of the raw materials can fluctuate substantially.   Although each type of herb used in our products is  readily available from multiple sources,  the premium  herbs used in our products are of a quality that is not available from many sources.  The cost and availability of the premium herbs is based upon availability and can be impacted by severe weather conditions that cause crop failures, natural disasters, embargos from the countries from which they are derived and diseases such as salmonella.    In addition, our suppliers could be impacted by financial difficulties, strikes, transportation interruption, government regulation, political instability and terrorism. PET prices increased significantly in recent periods. We are also significantly impacted by increases in fuel costs for our distribution and transportation.  Any increases in raw materials or manufacturing costs will exert pressure on our costs and we may not be able to pass along any such increases to our customers or consumers, which could negatively affect our business and financial performance.

Our performance is dependent upon certain key employees, the loss of which would have a material adverse effect on our business

Our performance significantly depends upon the continued contributions of our Chief Executive Officer and President, Richard Pearce, our Executive VP, Jeremy Alcamo, and other  key employees, including  Robert Nikkel, our Chief Herbalist, each individually and as a group, and our ability to retain and motivate them. Our officers and key personnel have many years of experience with us and in our industry and it may be difficult to replace them. If we lose key personnel or are unable to recruit qualified personnel, our operations and ability to manage our business may be adversely affected.  We do not yet have “key person” life insurance for any of our executive officers or key employees.

Our current management controls the right to vote our common stock and they may be able to control our company indefinitely.

Richard Pearce, our President & Chief Executive Officer, has the right to control the vote of 51.25% of our outstanding common stock through his ownership of our Series A Preferred Stock..    As a result, Mr. Pearce may be able to effectively control our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, for an indefinite period of time.  This concentration of voting control might have the effect of delaying or preventing a change in control and might adversely affect the market value of our common stock in the future and the voting rights of our other stockholders.

Any additional issuance of our common stock will cause dilution only to a limited number of our shareholders.

Future issuances of shares of our common stock will cause dilution to all shareholders other than the voting rights of Richard Pearce, the holder of our Series A Preferred Stock. Our Series A Preferred Stock has the right to vote 51.25% of the outstanding common stock at any time upon vote of the majority holder.  Therefore, the holder of the voting power of the Series A Preferred Stock will never have their voting power diluted by future stock issuances.

We operate in highly competitive markets.

The industries in which we operate are highly competitive. Not only do we compete with other manufacturers of functional beverages but we also compete with manufacturers of nutraceutical supplements and dietary supplements. We compete with multinational corporations with significant financial resources, including products such as Vitamin Water owned by Coca-Cola and Gatorade owned by PepsiCo. We also compete with nutraceutical supplements such as Boost, Detox, Zenergize and dietary supplements such as Slimfast and Nutrisystem.  These competitors can use their resources and scale to rapidly respond to competitive pressures and changes in consumer preferences by introducing new products, reducing prices or increasing promotional activities. We also compete against a variety of smaller, regional and private label manufacturers. Many of our competitors have longer operating histories and have materially greater financial and other resources than we do.  They therefore have the advantage of having established reputations, brand names, track records, back office and managerial support systems and other advantages that we will be unable to duplicate in the near future.  Moreover, many competitors, by virtue of their longevity and capital resources, have established lines of distribution to which we do not have access, and are not reasonably likely to duplicate in the near term, if ever. Smaller companies may be more innovative, better able to bring new products to market and better able to quickly exploit and serve niche markets. Our inability to compete effectively could result in a decline in our sales. As a result, we may have to reduce our prices or increase our spending on marketing, advertising and product innovation. Any of these could negatively affect our business and financial performance.

We may not effectively respond to changing consumer preferences, trends, health concerns and other factors.

Consumers’ preferences can change due to a variety of factors, including aging of the population, social trends, negative publicity, economic downturn or other factors.  If we do not effectively anticipate these trends and changing consumer preferences, then quickly develop new products in response, our sales could suffer. Developing and launching new products can be risky and expensive. We may not be successful in responding to changing markets and consumer preferences, and some of our competitors may be better able to respond to these changes, either of which could negatively affect our business and financial performance.

Substantial disruption to production at our bottling or flavor plant or other manufacturing facilities could occur.

A disruption in production at our functional water manufacturing facility, which manufactures all of our functional water, could have a material adverse effect on our business. In addition, a disruption could occur at any of our other facilities or those of our suppliers, bottlers or distributors. The disruption could occur for many reasons, including fire, natural disasters, weather, manufacturing problems, disease, strikes, transportation interruption, government regulation or terrorism. Alternative facilities with sufficient capacity or capabilities may not be available, may cost substantially more or may take a significant time to start production, each of which could negatively affect our business and financial performance.

Our products may not meet health and safety standards or could become contaminated.

We have adopted various quality, environmental, health and safety standards. We do not have control over all of the third parties involved in the manufacturing of our products and their compliance with  government  health and safety standards.  Even if our products meet these standards they could otherwise become contaminated. A failure to meet these standards or contamination could occur in our operations or those of our bottlers, distributors or suppliers. This could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business and financial performance.

Weather and climate changes could adversely affect our business.

In general, sales of functional beverages usually increase when the weather is warm.  However, certain of our products, such as our H.A.R.D. Nutrition Functional Water System named “Get Over It Feel Better Now” which is geared at the treatment of colds and flu will normally have higher sales during cold weather months.  Inasmuch as the mix of our products may vary from quarter to quarter, we cannot guarantee that diversity of our products will reduce the risk or that the seasonal aspects of our products will not adversely affect our business. Unseasonable or unusual weather or long-term climate changes may negatively impact the price or availability of raw materials, energy and fuel, and demand for our products. Unusually cool weather during the summer months may result in reduced demand for our products and have a negative effect on our business and financial performance.

We depend on a small number of large retailers for a significant portion of our sales.

Food and beverage retailers in the United States have been consolidating. Consolidation has resulted in large, sophisticated retailers with increased buying power. They are in a better position to resist our price increases and demand lower prices. They also have leverage to require us to provide larger, more tailored promotional and product delivery programs. If we, and our bottlers and distributors, do not successfully provide appropriate marketing, product, packaging, pricing and service to these retailers, our product availability, sales and margins could suffer. Certain retailers make up a significant percentage of our products’ retail volume, including volume sold by our bottlers and distributors. The loss of sales of any of our products in a major retailer could have a material adverse effect on our business and financial performance.

We depend on third-party suppliers, distributors and manufacturers.  Any disruption or extended delay in product supply from any of our third-party suppliers or loss of distributors could have a significant adverse impact on our operations.

There are numerous companies that produce, or supply the ingredients and products used in our business.  We do not manufacture the bottles or their flip-top cap compartments directly and depend entirely on third party manufacturers and suppliers.  We do not have guaranteed supply or pricing arrangements with our suppliers or bottling manufacturer, but submit purchase orders and pay for ingredients and materials as needed. As a result, we risk increased cost of materials and difficulty in procuring products.

We also rely upon the efforts of third party distributors. Our success will in part depend upon our ability to recruit, retain and motivate distributors and the distributor’s ability to recruit, retain and motivate sales employees and to make sales of our products. In our efforts to attract and retain distributors, we will compete with other companies that are more established.  Our operating results will be harmed if our products do not generate sufficient interest to attract and retain distributors.

 Our ability to enter new markets and sustain satisfactory levels of sales in each market will be dependent in part upon the ability of our suppliers, manufacturers and distributors to properly perform their functions and to comply with local regulations or market environments, for introduction into such markets. While outsourcing may reduce the cost of operations, it also reduces direct control by us over the services rendered.  Although we attempt to select reputable suppliers, manufacturers and distributors and will conduct quality control tests, it is possible that one or more of these providers could fail to perform as we expect. In addition, the expanded role of third party providers has required and will continue to require us to implement and adopt new procedures and processes for retaining and managing these providers.

The failure of any manufacturer to supply products as required by us could have a material adverse effect on our business, results of operations and financial condition. If we do not timely and effectively develop and implement our outsourcing strategy or if third party providers do not perform as anticipated, we may experience operational difficulties, increased costs, or even manufacturing delays, which could materially and adversely affect our business, financial condition and results of operations.

Although a number of alternative manufacturers exist that we believe could replace our main suppliers with alternative sources at comparable prices and terms, any disruption or extended delay in raw material products supply from any of our third party suppliers could have a significant adverse impact on our operations.  In addition, the time needed to replace any main supplier could adversely affect our operations by delaying shipments and potentially losing customers to our competition.

We may not comply with applicable government laws and regulations, and they could change.

We are subject to a variety of federal, state and local laws and regulations in the United States. These laws and regulations apply to many aspects of our business including the manufacture, safety, labeling, transportation, advertising and sale of our products. See “Business — Regulatory Matters” for more information regarding many of these laws and regulations. Violations of these laws or regulations could damage our reputation and/or result in regulatory actions with substantial penalties. In addition, any significant change in such laws or regulations or their interpretation, or the introduction of higher standards or more stringent laws or regulations could result in increased compliance costs or capital expenditures. For example, changes in recycling and bottle deposit laws or special taxes on functional beverages or ingredients could increase our costs. Certain of the herbs used in our products are obtained from foreign countries and importing them into the United States is subject to various regulations.  Regulatory focus on the health, safety and marketing of food products is increasing. Certain state warning and labeling laws, could become applicable to our products. Some local and regional governments and school boards have enacted, or have proposed to enact, regulations restricting the sale of certain types of soft drinks in schools. Any violations or changes of regulations could have a material adverse effect on our profitability, or disrupt the production or distribution of our products, and negatively affect our business and financial performance.

Our financial results may be negatively impacted by the recent global financial events.

The recent global financial events have resulted in the consolidation, failure or near failure of a number of institutions in the banking, insurance and investment banking industries and have substantially reduced the ability of companies to obtain financing. These events have also caused a substantial reduction in the stock market. These events could have a number of different effects on our business, including:

•	reduction in consumer spending, which would result in a reduction in our sales volume;

•	a negative impact on the ability of our customers to timely pay their obligations to us or our vendors to timely supply materials, thus reducing our cash flow;

•	an increase in counterparty risk;

•	restricted access to capital markets that may limit our ability to take advantage of business opportunities, such as acquisitions.

Other events or conditions may arise directly or indirectly from the global financial events that could negatively impact our business.

Our business is sensitive to public perception.  If any product proves to be harmful to consumers or if scientific studies provide unfavorable findings regarding their safety or effectiveness, then our image in the marketplace would be negatively impacted.

Our results of operations may be significantly affected by the public’s perception of our Company and similar companies. Our products have not been approved by the FDA and have not been endorsed by any organization searching for cures for the diseases that we believe such products treat or prevent.  Although the naturally occurring chemically unaltered products are not required to be approved by the FDA, many consumers only purchase FDA approved products.   In addition, our business could be adversely affected if any of our products or similar products distributed by other companies proves to be harmful to consumers or if scientific studies provide unfavorable findings regarding the safety or effectiveness of our products or any similar products.  Our products contain vitamins, minerals, extracts from herbs and other ingredients that we regard as safe when taken as directed by us.  While quality control testing is conducted on the ingredients in such products, we are highly dependent upon consumers' perception of the overall integrity of the dietary supplements business.  The safety and quality of products made by competitors in our industry may not adhere to the same quality standards that ours do, and may result in a negative consumer perception of the entire industry.  If our products suffer from negative consumer perception, it is likely our sales will slow and we will have difficultly generating revenues.

If the products we sell do not have the healthful effects intended, our business may suffer.

In general, our products sold consist of food, nutritional supplements which are classified in the United States as “dietary supplements” which do not currently require approval from the FDA or other regulatory agencies prior to sale.  Although many of the ingredients in such products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, they contain innovative ingredients or combinations of ingredients.  Although we believe all of such products and the combinations of ingredients in them are safe when taken as directed by the Company, there is little long-term experience with human or other animal consumption of certain of these innovative product ingredients or combinations thereof in concentrated form.  The products could have certain side effects if not taken as directed or if taken by a consumer that has certain medical conditions.  In addition, such products have been proven to be more effective when taken in accordance with certain instructions.  Therefore, such products may not be effective if such instructions are not followed.  Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects.

We are at risk for product liability claims and require adequate insurance to protect us against such claims.  If we are unable to secure the necessary insurance coverage at affordable cost to protect our business against any claims, then our exposure to liability will greatly increase and our ability to market and sell our products will be more difficult since certain customers rely on this insurance in order to distribute our products .

We are at risk that consumers and users of our products will bring lawsuits alleging product liability.  We are not aware of any claims pending against us, or our products that would adversely affect our business.  While we will continue to attempt to take what we consider to be appropriate precautions, these precautions may not protect us from significant product liability exposure in the future.  We currently have product liability insurance; however there can be no assurance that we will be able to retain coverage or that this coverage will be cost-justified or sufficient to satisfy any future claims.   If we are sued, we may not have sufficient resources to defend against the suit or to pay damages.  A material lawsuit could negatively impact our business.

The success of our business will depend upon our ability to create brand awareness.

The market for functional beverages and nutraceuticals is already highly competitive, with many well-known brands leading the industry.  Our ability to compete effectively and generate revenue will be based upon our ability to create awareness of our products distinct from those of our competitors. It is imperative that we are able to convey to consumers the fact that our products are not just functional beverages but are also  nutraceuticals.  However, advertising and packaging and labeling of such products will be limited by various regulations. We believe that based upon our research H.A.R.D. Nutrition products superior products that have many health benefits.  Our success will be dependent upon our ability to convey this to consumers.

We must continue to develop and introduce new products to succeed.

The functional beverage and nutritional supplement industry is subject to rapid change. New products are constantly introduced to the market.  Our ability to remain competitive depends on our ability to enhance existing products, continue to develop and manufacture new products in a timely and cost effective manner, to accurately predict market transitions, and to effectively market our products.  Our future financial results will depend to a great extent on the successful introduction of several new products. We cannot be certain that we will be successful in selecting, developing, manufacturing and marketing new products or in enhancing existing products.

The success of new product introductions depends on various factors, including the following:

●	proper new product selection;
●	successful sales and marketing efforts;
●	timely delivery of new products;
●	availability of raw materials;
●	pricing of raw materials;
●	regulatory allowance of the products; and
●	customer acceptance of new products.

We face challenges in developing new products, primarily with funding development costs and diversion of management time.  On a regular basis, we evaluate opportunities to develop new products through product line extensions and product modifications.  However, there is no assurance that we will successfully develop product line extensions or integrate newly developed products into our business.  In addition, newly developed products may not contribute favorably to our operations and financial condition.  Our failure to develop, or have developed on our behalf, and introduce new products on a timely basis would adversely affect our future operating results.

Our success is dependent upon our ability to protect and promote our proprietary rights.

We possess intellectual property that is important to our business. This intellectual property includes ingredient formulas, trademarks, copyrights, patent, business processes and other trade secrets.  We have an exclusive license  for the design patent for our flip-top cap compartment that is contained in each bottle and holds the nutraceutical capsules.  The flip-top cap design is unique and allows our products to be effective by separating the drink from the nutraceutical, ensuring that the drink only acts as a catalyst when combined . See “Business — Intellectual Property and Trademarks” for more information.   Our success will depend in large part on our ability to protect and promote our proprietary rights to our formulas and proprietary processes and ingredients.  To date, we do not know of any other company that can combine a functional beverage and nutraceutical in a manner that allows for easy consumer use as is available with our products.  We believe that our patented flip-top cap compartment allows us to effectively combine the two elements.

Our ability to compete effectively depends, to a significant extent, on our ability to maintain the proprietary nature of our intellectual property.   We believe that our trademarks and patent have significant value and are important in the manufacture and marketing of products.  There can be no assurance that the scope of our protection is broad enough to protect all of our interests or that it cannot be circumvented, that it will not violate the proprietary rights of others, or that we will not be prevented from using our product and trademarks if challenged.   In fact, even if broad enough, others may still infringe upon our rights, which will be costly to protect. We and third parties, including competitors, could come into conflict over intellectual property rights. Litigation could disrupt our business, divert management attention and cost a substantial amount to protect our rights or defend ourselves against claims. We cannot be certain that the steps we take to protect our rights will be sufficient or that others will not infringe or misappropriate our rights. If we are unable to protect our intellectual property rights, our brands, products and business could be harmed.

We have not paid, and do not intend to pay, cash dividends in the foreseeable future.

Payment of cash dividends is dependent upon our revenues and earnings, if any, capital requirements and our general financial conditions, as well as requirements for surplus under state law.  At present, we are unable to pay any cash dividends to any shareholder and we do not intend to do so in the immediate future.  We intend to reinvest any future earnings in developing and expanding our business.

We will be subject to laws regarding the use of the internet that could have an adverse impact on our current business practices.

The applicability to the internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.  Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the internet and online commerce could have a material adverse effect on our business, prospects, financial condition and results of operations.  If we were alleged to have violated federal, state or foreign, civil or criminal law, even if we could successfully defend such claims, it could have a material adverse effect on our business, prospects, financial condition and results of operations.

A limited trading market currently exists for our securities and we cannot assure you that an active market will ever develop, or if developed, will be sustained.

There is currently a limited trading market for our securities on the pink sheets. Even if our common stock is quoted in the over-the-counter-market, an active trading market for the common stock may not develop. Consequently, we cannot assure you when and if an active-trading market in our shares will be established, or whether any such market will be sustained or sufficiently liquid to enable holders of shares of our common stock to liquidate their investment in our company. If an active public market should develop in the future, the sale of unregistered and restricted securities by current shareholders may have a substantial impact on any such market.

 We may issue shares of preferred stock with greater rights than our common stock.

Our articles of incorporation authorize our board of directors to issue up to twenty five million shares of preferred stock in one or more series and determine the price for those shares without seeking any further approval from our stockholders, one hundred thousand of which have been designated as Series A Preferred Stock. Further, under Colorado law, the board of directors may at its discretion, and without stockholder approval, create other series of preferred stock and set the other terms of the preferred stock. Any preferred stock such as our Series A Preferred Stock with respect to voting rights, that is issued may rank ahead of our common stock, in terms of dividends, liquidation rights and voting rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices. Any delay or prevention of, or significant payments required to be made upon, a change of control transaction or changes in our board of directors or management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares.

There may be future dilution of our common stock and current shareholders will experience immediate dilution.

If we sell additional equity or convertible debt securities, those sales could result in additional dilution to our shareholders.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling securityholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling securityholders.

BUSINESS

We, together with our wholly owned subsidiary, DC Nutrition, Inc., specialize in the manufacture, marketing and distribution of health related products that utilize natural botanicals, vitamins, minerals and supplements and are aimed at maximizing the full potential of the body.    Our current focus is on the sale of our products under our H.A.R.D Nutrition label.  To date, a substantial portion of our revenue has been derived from the sale of our products under this label. We currently have two distinct types of product that are sold under our H.A.R.D. Nutrition logo; our Functional Water Systems and nutritional supplements.  The Functional Water Systems and nutritional supplements can each be further categorized into four sub product lines; each line tailored to different health and daily needs: our performance, strength and training line, our wellness and beauty line, our weight loss and diet line and our energy line. Our H.A.R.D. Nutrition Functional Water Systems provide consumers with the convenience of the unique combination of  nutraceutical supplements with a functional beverage.  All of the products sold under our H.A.R.D. Nutrition Functional Water Systems are sold in a bottle which combines in one container water, which is lightly flavored, with vitamins stored in our patented, licensed flip top compartment on the top of the bottle.  The water provides the hydration and catalyst needed for absorption of the specially formulated nutraceutical capsules contained in the bottle’s flip top cap compartment.  During the year ended December 31, 2009, we derived $548,382 representing 87% of our revenue from sales of our Functional Water Systems.

The other products sold under our H.A.R.D. Nutrition label are traditional supplements “not in the cap on top of the Water Systems” which are made from a mixture of herbs and have been formulated to help maintain good health by providing the supplements that we believe are needed by our body but cannot be directly obtained from foods.  Our sale of nutritional supplements has not generated as much revenue as the sale of our Functional water systems. During the year ended December 31, 2009, we derived $81,143, representing 13% of our revenue from sales of our nutritional supplements.

To date, our market focus has been in the Colorado area, where we have sold products to a variety of distributors, retail stores and health and fitness establishments, including the King Soopers grocery store chain and the Max Muscle retail health and fitness chain as well as myriad health and fitness and gym locations.  We also sell products directly from our corporate headquarters and through our website. Subject to being able to secure sufficient capital on commercially acceptable terms and attractive commercial prospects, we intend to expand our marketing efforts in the United States beyond the local Colorado area.

We were incorporated in 1998 in Colorado under the name Telamerge Holding Corp. In 2004, we changed our name to DC Brands International, Inc. in connection with our anticipated acquisition of DC Brands, LLC.

We have only recently commenced operations of products that are sports and fitness based nutraceutical supplements under the H.A.R.D. Nutrition label.  In fact, our first functional water sales were made in August of 2009.  Prior to 2006, our main focus was on the manufacture and sale of energy drinks.

Our principal offices are located at 9500 W. 49th Avenue, Suite D-106, Wheat Ridge, Colorado 80033.  Our telephone number is 303-279-3800.  Information about our products can be obtained from our website www.hardnutrition.com.

History

We were incorporated under the laws of the State of Colorado on April 29, 1998 as (“Telamerge”).  Telamerge was originally formed for the purpose of, and engaged in the business of providing telemarketing services.  Telemerge did not have meaningful business activity prior to its acquisition of DC Brands, LLC, a Florida limited liability company in 2004.

In 2002, DC Brands, LLC began the development and distribution of energy drinks under the labels “Dickens Energy Cider” and “Turn Left Energy Drink”.  In 2007, we changed the focus of our business away from energy drinks to developing, marketing, distributing and selling health related products.  In August 2004, in connection with our new business plan and the anticipated acquisition of DC Brands, LLC, Telemerge changed its name to DC Brands International, Inc. DC Brands, LLC  became our wholly owned subsidiary which is now inactive.  In November 2004, DC Brands International, Inc. acquired all of the outstanding membership interest of DC Brands, LLC in exchange for the assumption of certain debt of DC Brands, LLC. On December 3, 2004, we effectuated a 120:1 forward split of our issued and outstanding shares of common stock. In 2006, we acquired the assets of Health Advantage Research and Development, Inc., a sports and fitness- based nutraceutical and supplement company.  In July 2007, we acquired the assets of Hard Nutrition, Inc. and commenced production and marketing of our health drink/ supplement combination under our current HARD Nutrition label.  In September 2007, we effectuated a 10:1 reverse split of our issued and outstanding shares of common stock.  In 2009, we commenced sales of our Functional Water Systems.

Existing Products

We currently sell two distinct types of products under our H.A.R.D. Nutrition label including our   Functional Water Systems and our Nutritional Supplements. Each product line is further divided into similar categories based upon targeted results. The performance, strength and training products are aimed at improving oxygen levels thereby delaying muscle fatigue and increasing stamina. The wellness products are designed to supplement deficiencies in a diet in order to keep the body well and certain wellness and therapeutic products are designed for use after a problem has occurred such as a cold or a hangover.  The energy products provide a boost without the bad effects of a crash that can occur with sugar products.  The weight loss and diet products are designed to reduce the absorption of sugar and other carbohydrates and increase metabolism.

Our Functional Water Systems

Our Functional Water Systems are a unique combination of a functional beverage and a nutraceutical.  Due to our unique bottle design we are able to provide consumers with a combination of a beverage and a nutraceutical supplement all in one convenient bottle. We currently manufacture nine unique water systems, each of which is designed to provide a specific functional benefit for the body and can be further categorized into one of our four subcategories based upon the functional benefit desired (performance, strength and training- fitness- wellness and beauty- weight loss and diet and energy).  Each system includes supplements, vitamins and minerals that are enclosed in our proprietary licensed cap which is attached to our bottle filled with a lightly flavored water specially formulated to act as a catalyst for the enclosed supplements. When the supplements and flavored water are combined they provide the body with the nutrients needed to achieve the desired result.  Wrapped around each bottle is a rubber bracelet with our message “Your life won’t change until you change your life” which we believe creates a unique brand loyalty and identification tool.  It is hard for us to imagine someone wearing our bracelet going back to drinking flavored water pretending to have vitamins.  The Functional Water Systems have a shelf life of one year.

Our nine different systems are The Daily Basics, The Fat Fighter, The Get Over It-Feel Better Now, Whacked Energy, Wide Awake,Win, Fix It, Cleanse +, and Rebuild and Recover.  The Daily Basics is a wellness product that includes vitamins and supplements needed to maintain your body throughout the day.  The Fat Fighter falls under the diet and weight loss category and helps suppress appetite and reduce sugar cravings. The Get Over It-Feel Better Now is a wellness product that is a blend of vitamins, herbs and minerals that aid in combating illnesses and hangovers. The Get Over It-Feel Better Now water system is currently being sold in certain hotels in Las Vegas on a trial basis and is being stocked in the guest rooms  in the hotels.  Whacked Energy is part of our energy line and is formulated to lift you up without any sugar  crash. Wide Awake is also part of our energy line and is designed to recharge your brain and body and make you feel alert.  Win is designed to increase stamina and endurance and aid in performance, strength and fitness training. Fix It! is a combination of proven herbs and supplements to help with arthritis and other joint pain. Cleanse+ is a 12 day total body cleansing system intended to be taken once every 90 days and Rebuild and Recover is a very potent combination of products targeted towards the serious athlete for post workout recovery and maximum muscle building while burning fat.

We commenced sales of our H.A.R.D. Nutrition Functional Water Systems in August 2009 at King Soopers.  During the year ended December 31, 2009, we derived $548,382, representing 87% of our revenue from sales of our Functional Water Systems.

The H.A.R.D. Nutrition Functional Water Systems are primarily sold in retail establishments.  Approximately 83% of our total revenue derived from sales of our H.A.R.D. Nutrition Functional Water beverages has been derived from sales to King Soopers supermarkets, which is a division of Kroger Foods through two distributors. Inasmuch as we have only recently begun selling our H.A.R.D. Nutrition Functional Water Systems products we do not believe that we have enough data to determine whether any one product sales will consistently surpass those of the other products.

Our Nutritional Supplements

Our H.A.R.D. Nutrition Supplements are sold primarily though our wholly owned subsidiary DC Nutrition, Inc and are aimed at athletes and improving performance. They have been produced with the help of over 100 athletes.  We currently have approximately 300 products in this product line which we divide into the four categories previously discussed. Many of the performance and strength supplements are aimed at improving oxygen levels thereby delaying muscle fatigue and increasing stamina. The Wellness products are designed to supplement deficiencies in a diet in order to keep the body well and include cleansing products targeted at specific body organs and the removal of toxins from those organs.  The wellness products are designed for use after a problem has occurred and include a supplement for coughs, cold and flu, an anti inflammatory and a sinus cleanse.  The energy supplements are intended to provide a boost without the bad effects of a crash that can occur with sugar products.  The weight loss and diet products are designed to reduce the absorption of sugar and other carbohydrates and increase metabolism.

Our second largest product line in terms of sales revenue is our H.A.R.D. Nutritional Supplement products. During the year ended December 31, 2009, we derived $81,143, representing 13% of our total revenue from sales of our H.A.R.D. Nutritional Supplement products.  The H.A.R.D. Nutritional Supplement products are primarily sold to retailers or by orders placed at our corporate headquarters, website and certain smaller retail establishments such as gyms and fitness centers.

Marketing

To date, our marketing focus has been in the Colorado area.  We have used various forms of advertising as part of our marketing campaign.  Our marketing strategy has included associations with well know public figures in the Colorado area in an effort to capitalize on their notoriety.

In October 2009, we entered into an Endorsement Agreement with Chris Andersen, a professional basketball player with the National Basketball Association’s Denver Nuggets.  The agreement provides that for a one year period, which may be extended at the option of Mr. Andersen, we have on a limited basis the right to use Mr. Andersen’s name, nickname, initials, photograph and likeness in connection with the advertisement, promotion and sale of our beverages under the trade name H.A.R.D. Nutrition.  As compensation for such services we have issued Mr. Andersen shares of our common stock.

We have engaged in an aggressive radio marketing campaign in the Colorado area.  In July, the Company was appointed the official sponsor of the KOA / Broncos Radio throughout the 2009 football season. The radio station has approximately 153,000 listeners at any given time.  Dave Logan, a former NFL player and one of the radio station’s announcers has also been promoting our products on the air.

We have attended various trade shows.  The H.A.R.D. Nutrition Functional Water System was introduced to the public in September 2008 at a Mr. Olympic Body Building Show in Las Vegas and at the National Convenience Stores Show in Chicago a few weeks later.

We also plan to market our products on television beginning May 2010.  TV appearances include appearance on the local television show “Colorado & Company” as well as a profile on the “hay Stacks Colorado” segment during the Rachel Rae Show in May 2009.

In addition, to the radio and media campaign, the Company offers free seminars at its headquarters geared toward gyms and fitness centers where free product samples are distributed and educational information about the products and nutrition are disseminated.

Funding

To date, we have met our financing needs through private sale of shares of our common stock and other equity securities and loans from investors.  We have raised a total of approximately $13,000,000 from our equity and debt financings subsequent to our acquisition of DC Brands, LLC in 2004. If our revenue from sales is not sufficient to meet our ongoing expenses we will need additional financing.

MANUFACTURING AND QUALITY CONTROL

Our products are manufactured by third parties and we are reliant upon these third parties to maintain proper quality control.   Our manufacturer is required to maintain good manufacturing compliance.  We also do our own random testing of our products to ensure that they meet our specific quality standards.  Inasmuch as we do not manufacture the products, we are not subject to good manufacturing regulations, however we are subject to inspection of our corporate headquarters where the raw materials of our products are kept in inventory.

DISTRIBUTION

To date, our market focus has been in the Colorado area, where we have sold products to a variety of distributors, retail stores, health and fitness establishments, including the King Soopers grocery store chain and the Max Muscle retail health and fitness chain.  Given sufficient capital and attractive commercial prospects, we intend to expand our distribution effort throughout the United States.  However establishing a successful distribution network nationwide will require the expenditure of substantial amounts of capital.

SOURCES AND AVAILABILITY OF RAW MATERIALS AND SUPPLIERS

Our raw materials are obtained from a variety of suppliers, some of which are located in foreign countries.  We do not have any written agreements with any of our suppliers and therefore we have no guarantees of minimum supply quantities.  Although there is ample availability of each type of herb used in our products from a variety of suppliers, there is a limited number of suppliers that can provide the premium herbs of the quality that we use in our products.  Several factors that can affect the availability of quality herbs or their prices include inclement weather in the countries where the herbs are grown, embargos imposed by our government or natural catastrophes.

We currently rely on one manufacturer for the manufacture of our bottles.  We do not have any written agreement with the manufacturer of our bottles and our patented cap.  Although there are several other manufacturers that we could use to produce our bottles and cap, due to the unique nature of our cap, we would incur substantial start up costs for the purchase of equipment needed to produce our cap if we were to use alternative manufacturers.  Due to the unique shape of our patented bottle caps, the manufacture of our caps requires use of special equipment that is costly and not part of the standard equipment used by most manufacturers.  Therefore, any alternative manufacturer would require us to purchase, at our expense, any additional special equipment required for production of the caps.  In addition, our manufacturer is located outside of the United States and an alternative supplier located in another country may have higher labor costs that would be passed onto us and could force us to increase our product prices or reduce our gross margin on our products.

COMPETITION

The industries in which we operate are is highly competitive. Not only do we compete with other manufacturers of functional beverages but we also compete with manufacturers of nutraceutical supplements and dietary supplements.

Our competition in the beverage industry includes products owned by multinational corporations with significant financial resources, including products such as Vitamin Water and Gatorade which are owned by Coca-Cola and Pepsi.  Our energy drinks also compete with products such as Monster, Red Bull and Rockstar.  These competitors can use their resources and scale to rapidly respond to competitive pressures and changes in consumer preferences by introducing new products, reducing prices or increasing promotional activities. We also compete against a variety of smaller, regional and private label manufacturers. Many of our competitors have longer operating histories and have materially greater financial and other resources than we do.  They therefore have the advantage of having established reputations, brand names, track records, back office and managerial support systems and other advantages that we will be unable to duplicate in the near future.  Moreover, many competitors, by virtue of their longevity and capital resources, have established lines of distribution to which we do not have access, and are not reasonably likely to duplicate in the near term, if ever.

We also compete with nutraceutical supplements such as Boost, Detox, Zenergize and dietary supplements such as Joint Juice, Slimfast and Nutrisystem.  The nutritional supplements industry is highly fragmented and intensely competitive. It includes companies that manufacture and distribute products which are generally intended to enhance the body's performance as well as to enhance well being. Nutritional supplements include vitamins, minerals, dietary supplements, herbs, botanicals and compounds derived therefrom. These markets include manufacturers, distributors and physicians. Numerous manufacturers and distributors compete with us for customers throughout the United States in the packaged nutritional supplement industry selling products to retailers such as mass merchandisers, drug store chains, independent pharmacies and health food stores.  Many of the competitors are substantially larger and more experienced than us, have longer operating histories, and have materially greater financial and other resources than us.   In addition, we will compete with several large pharmaceutical companies for therapeutic and symptomatic relief of disease symptoms.  Many of these drug companies are substantially larger and more experienced than us, have longer operating histories, and have materially greater financial and other resources than us.  These drug companies also have substantially greater political influence and regulatory support for the use of their products in the treatment of diseases and wellness.

The market is highly sensitive to the introduction of new products.  As a result, in order to remain competitive, we believe we will continually need to successfully introduce new products.

We are also subject to competition in the attraction and retention of employees.  Many of our competitors have greater financial resources and can offer employees compensation packages that are difficult for us to compete with.

TRADEMARKS AND PATENT

We regard our patent, trademarks, copyrights, domain names, trade dress, trade secrets, proprietary technologies, and similar intellectual property as important to our success, and we rely on patent, trademark and copyright law, trade-secret protection, and confidentiality and/or license agreements with our employees, customers, partners, suppliers and others to protect our proprietary rights.

Richard Pearce, our President & Chief Executive Officer, and Jeremy J Alcamo, our Executive VP., have received a design patent in the United States (US D 576,877S) for the flip-top cap compartment which we currently use on our H.A.R.D. Nutrition bottles, which they have licensed to us on an exclusive basis for a fee based upon the number of products sold that contain the cap. In addition, the Company owns several copyrights and trademarks that are used in connection with its H.A.R.D. Nutrition product line.  See “Certain Relationships and Related Transactions.”

The steps we take to protect our proprietary rights in our intellectual property and brand name may not be adequate to prevent the misappropriation of our intellectual property and brand name in the United States or abroad.  Existing patent and trademark laws afford only limited practical protection for our intellectual property and product lines.    However, because of the rapid pace of the natural product industry's development, we believe that the legal protection for our product is less significant to our success than the knowledge, technical expertise and marketing skills of our personnel, the frequency of product expansion and pace of market penetration.

INDUSTRY OVERVIEW

Recently, the beverage industry has seen stagnant per capita carbonated soft drink consumption.  Major industry players have responded to this by enlarging their range of beverages, expanding into sports and energy drinks, ready-to-drink tea and bottled water.  These segments are growing at faster rates than the carbonated soft drink segment.  The growth of energy drinks reflects consumers’ demand for functional beverages a specific function from their beverages in addition to provide hydration and taste such as our H.A.R.D. Nutrition Functional Water Systems. However, the carbonated soft drink segment is still the largest segment of the soft drink production industry.  Growth segments for the industry have included energy drinks, sports drinks and bottled water.  We believe the growth of these segments is driven by increased health consciousness, desire for convenience and fashion trends.  The market for sports drinks grew by an estimated 3% in the year 2008, but had grown by an estimated 10.3% in the previous year.   Energy drinks also grew 24% in terms of volume in 2007. Revenue for manufacturers of soft drinks, bottled water and sports drinks is anticipated to grow only moderately over the period until 2014; however strong growth is expected in bottled water, sports and energy drink segments given increasing health and wellness awareness of the public.  It is expected that future growth will arise from continued innovation of non-carbonated drink, coupled with heavy marketing. IBISWORLD forecasts that over the period to 2014, revenue generated by the US Soft Drink Production Industry will rise to 46.4 billion dollars, an annual increase of 1.2%.

The nutritional supplements industry is highly fragmented and intensely competitive. It includes companies that manufacture and distribute products which are generally intended to enhance the body's performance as well as to enhance well being. Nutritional supplements include vitamins, minerals, dietary supplements, herbs, botanicals and compounds derived therefrom. Opportunities in the nutritional supplements industry were enhanced by the enactment of the Dietary Supplement Health and Education Act of 1994 ("DSHEA").  Under DSHEA, vendors of dietary supplements are now able to educate consumers regarding the effects of certain component ingredients.  However, they are subject to many regulations regarding labeling and advertising of such products. See “Regulation” below.

REGULATION

In the United States, we are subject to compliance with laws, governmental regulations, administrative determinations, court decisions and similar constraints.  Although our products are not deemed to be drugs, they are deemed to be dietary supplements and therefore are subject to all regulations regarding products and dietary supplements ingested by consumers.  Such laws, regulations and other constraints exist at the federal, state and local levels in the United States and at all levels of government in foreign jurisdictions.  These regulations include constraints pertaining to (i) the manufacturing, processing, formulating, packaging, labeling, distributing and selling (ii) advertising of products and product claims (iii) transfer pricing, and (iv) method of use.

In the United States, the formulation, manufacturing, packaging, storing, labeling, advertising, distribution and sale of our Products are subject to regulation by various governmental agencies, which include, among others (i) the Food and Drug Administration (“FDA”), (ii) the Federal Trade Commission (“FTC”), and (iii) the Consumer product Safety Commission. The most active regulation has been administered by the Food and Drug Administration, which regulates the formulation, manufacture and labeling of products pursuant to the Federal Food, Drug and Cosmetic Act (‘FDCA”) and regulations promulgated thereunder. Most importantly, the FDA has guidelines under the Dietary Supplement Health and Education Act (DSHEA) to enable the manufacturing, advertising, marketing, and sale of dietary supplements.  In addition, the FTC has overlapping jurisdiction with the FDA to regulate the interstate labeling, promotion, advertising and sale of dietary supplements, over the counter drugs, and foods.

Compliance with applicable FDA and any state or local statutes is crucial. Although we believe that we are in compliance with applicable statutes, should the FDA amend its guidelines or impose more stringent interpretations of current laws or regulations, we may not be able to comply with these new guidelines. As a marketer of a product that is ingested by consumers, we are always subject to the risk that one or more of our products that currently are not subject to regulatory action may become subject to regulatory action. Such regulations could require the reformulation of certain products to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation regarding the properties of certain products, expanded or different labeling and/or additional scientific substantiation. Failure to comply with applicable requirements could result in sanctions being imposed on us, or the manufacturers of any of our products, including but not limited to fines, injunctions, product recalls, seizures and criminal prosecution.

The FDCA generally regulates ingredients added to foods and requires that such ingredients making up a food product are themselves safe for their intended uses. In this regard, generally when a company adds an ingredient to a food, the FDCA requires that the ingredient either be determined by the Company to be generally regarded as safe (“GRAS”) by qualified experts or go through FDA’s review and approval process as a food additive.

The FDCA has been amended with respect to dietary supplements by the Dietary Supplement Health and Education Act of 1994 (“DSHEA”). The DSHEA provides a statutory framework governing the safety, composition and labeling of dietary supplements. It regulates the types of statements that can be made concerning the effect of a dietary supplement. The DSHEA generally defines the term “dietary supplement” to include products that contain a “dietary ingredient” which may include vitamins, minerals, herbs or other botanicals, amino acids, and metabolites. Our products contain herbs and supplements currently consumed as part of a healthy and regular diet of human beings and therefore are considered dietary supplements. Under the DSHEA, a dietary supplement manufacturer is responsible for ensuring that a dietary supplement is safe before it is marketed. Generally, under DSHEA, dietary ingredients that were on the market before October 15, 1994 may be sold without FDA pre-approval and without notifying the FDA.

With respect to labeling, DSHEA permits “statements of nutritional support” for dietary supplements without FDA pre-approval. Such statements may describe how particular dietary ingredients affect the structure, function or general well being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well being (but may not state that a dietary supplement will diagnose, mitigate, treat, cure or prevent a disease). This, therefore, severely limits the direct advertising of the healthcare benefits of our products.  A company making a statement of nutritional support must possess substantiating evidence for the statement, and disclose on the label that the FDA has not reviewed that statement and that the product is not intended to diagnose, treat, cure or prevent a disease.

 We intend to label our products with statements of nutritional support and believe that we have adequate substantiating evidence to support such statements However, the FDA may determine that a given statement of nutritional support that we or our licensees decide to make is a drug claim rather than an acceptable nutritional support statement. Such a determination would require deletion or substantiating proof of the drug claim.

In addition, DSHEA allows the dissemination of “third party literature”, publications such as reprints of scientific articles linking particular dietary, ingredients with health benefits.  Third party literature may be used in connection with the sale of dietary supplements to consumers.  Such a publication may be so used if, among other things, it is not false or misleading, no particular brand of dietary supplement is promoted and a balanced view of available scientific information on the subject matter is presented. There can be no assurance, however, that all pieces of third party literature that may be disseminated in connection with our products will be determined by the FDA to satisfy each of these requirements, and any such failure could subject the product involved to regulation as a new drug or as a “misbranded” product, causing us to incur substantial fines and penalties.

Our products and product related activities may also be subject to regulation by other regulatory agencies, including but not limited to the Federal Trade Commission (“FTC”), the Consumer Products Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. Advertising of dietary supplement products is subject to regulation by the FTC under the Federal Trade Commission Act (“FTCA”). The FTCA prohibits unfair methods of competition and unfair or deceptive trade acts or practices in or affecting commerce. Furthermore, the FTCA provides that the dissemination or the causing to be disseminated of any false advertising pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Under the FTC’s Substantiation Doctrine, an advertiser is required to have a “reasonable basis” for all objective product claims before the claims are made. Pursuant to this FTC requirement, we are required to have adequate substantiation of all material advertising claims made for our products. Failure to adequately substantiate claims may be considered either deceptive or unfair practices.

The FTC has recently issued a guidance document to assist supplement marketers of dietary supplement products in understanding and complying with the substantiation requirement.

The FTC is authorized to use a variety of processes and remedies for enforcement, both administratively and judicially including compulsory process, cease and desist orders, and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. State and local authorities can also regulate advertising and labeling for dietary supplements and conventional foods.

Our activities are also regulated by various agencies of the states and localities in which our products are sold.

We believe that current and reasonably foreseeable governmental regulation will have minimal impact on our business.

Employees

As of April 30, 2010, we had 17 full time employees.

Property

Our principal office is located at 9500 W. 49th Avenue, Suite D-106, Wheat Ridge, Colorado 80033. This space consists of approximately 154,000 square feet.  The lease provides that it terminates on April 30, 2013 and our base rent expense is approximately $15,000 per month, which includes a base rent and excludes certain payments for operating expenses. We believe these facilities are adequate to serve our present needs.

Legal Proceedings

We are not a party to any material legal proceedings.

We may occasionally become subject to legal proceedings and claims that arise in the ordinary course of our business. It is impossible for us to predict with any certainty the outcome of pending disputes, and we cannot predict whether any liability arising from pending claims and litigation will be material in relation to our consolidated financial position or results of operations.

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Our stock is traded on the pink sheets under the symbol DCBR.

Holders

As of May 5, 2010, there were approximately 280 holders of record of our common stock.  As of May 5, 2010 we had 234,847,720 shares of common stock outstanding.

Dividends

We have not paid any dividends on our common stock to date and do not anticipate that we will be paying dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the Board of Directors may think are relevant. We do not anticipate having any earnings from which to pay dividends in the foreseeable future and currently intend to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

Purchase of Equity Securities by the Small Business Issuer and Affiliated Purchasers

We did not repurchase any shares of our common stock during the year ending December 31, 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Financial Operations Overview

We have only recently commenced operations and have only recently began sales of our H.A.R.D. Nutrition Functional Water System.   From our inception to December 31, 2009, we had incurred an accumulated deficit of $69,533,257.  Our accumulated deficit through December 31, 2009 is primarily attributable to our issuance of stock compensation.

Since inception, we have financed our operations from the sale of common stock and debt. If our anticipated sales for the next few months do not meet our expectations, our existing resources will not be sufficient to meet our cash flow requirements for the next few months. Furthermore, if our expenses exceed our anticipations, we will need additional funds to implement our business plan. We will not be able to fully establish our business if we do not have adequate working capital and if we do not have adequate working capital we may need to raise additional funds, whether through a stock offering or otherwise.

Results of Operations

Year ended December 31, 2009 Compared to year ended December 31, 2008

Revenue- During the year ended December 31, 2009, we generated revenue of $629,525, a substantial portion  of which is attributable to the sale of our H.A.R.D, Nutrition Functional Water System which commenced in August 2009.  This represented a 152% increase from the prior year.  During the same period of 2008, we had revenue of $249,780.  Our gross margin increased from a negative $85,538 for the year ended December 31, 2008 to $121,846 for the year ended December 31, 2009. Cost of sales exceeded revenue for the year ended December 31, 2008 in part because of low volume and high transportation costs as well s write-down in inventory for discontinued product.  Our cost of goods sold increased approximately 51% to $507,679 for the year ended December 31, 2009 from $335,318 for the year ended December 31, 2008.  The increase in the cost of goods sold was attributable to an increase in volume and a change in the mix of our products that were sold.   In August 2009, we commenced sales of our Functional Water System, which has a higher cost to produce than our other products due in part to bottling expenses.  Sales of our H.A.R.D, Nutrition Functional Water System and H.A.R.D. Nutrition supplement accounted for 87% and 13% respectively of our revenue for the year ended December 31, 2009.

Expenses- Our total operating expenses for the year ended December 31, 2009 was $4,152,128 as compared to $23,997,304 for the year ended December 31, 2008.

General and administrative expenses were $2,802,466 and $10,242,879 for the years ended December 31, 2009 and December 31, 2008, respectively and included salaries, travel expenses, legal, accounting and other professional fees and occupancy related expenses.  Included in general and administrative expenses was stock based compensation expenses for services provided to vendors and employees of $597,338 and $7,830,500 for the year ended December 31, 2009 and 2008, respectively. The remaining general and administrative expenses $2,205,128 and $2,412,379 for the years ended December 31, 2009 and 2008, respectively included $1,069,964 and $1,189,575 for salaries, $90,853 and $219,241 for travel expenses, $655,149 and $475,713 for legal accounting and other professional expenses and $207,633 and $223,993 for occupancy related expenses.

Sales and marketing consisted of advertising and other promotional expenses were relatively stable when comparing  2009 and 2008 . Sales and marketing expenses were $1,264,455 and $1,287,315 for the years ended December 31, 2009 and December 31, 2008, respectively and included stock based compensation for services provided by vendors and employees of $35,204 and $387,500 for the years ended December 31, 2009 and 2008, respectively. The remaining sales and marketing expenses, $1,229,251 and $899,815 for the years ended December 31, 2009 and 2008, respectively included $980,000 and $815,000, respectively for advertising.

Impairment of intangibles assets of $11,465,669 for the year ended December 31, 2008 includes $8,541,669 related to the H.A.R.D. Nutrition asset purchase and $2,924,000 from the abandonment of the Turn Left Energy product and.  There was no impairment for the year ended December 31, 2009.  The H.A.R.D.  intangible assets consisted of formulas, trade names and goodwill purchased in 2007 and used in the Company’s current product offering.  Based on the facts and circumstances at December 31, 2008, – limited sales and significant uncertainly as to the long-term viability of the products underlying the intangible assets at December 31, 2008 – the Company determined that it could not reasonably support the carrying value and fully impaired the intangible assets.

Exclusive of stock based compensation expense and the impairment of intangible, net loss from operations for the two years was relatively constant and would have been reduced to approximately $4,300,000 and $4,400,000 for the years ended December 31, 2009 and 2008, respectively.

Net loss for the year ended December 31, 2009 decreased by approximately 81% to $4,887,216 as compared to $26,226,356 for the period ended December 31, 2008 and was primarily attributable to an impairment charge in 2008 a decrease in stock based compensation of $7,585,458 and a decrease of $781,693 in loss on retirement of debt between 2008 and 2009.

Liquidity and Capital Resources

Revenues

To date, the revenue that we have generated has not been adequate to support the expenses we have incurred.  If our anticipated sales for the next few months do not meet our expectations, our existing resources will not be sufficient to meet our cash flow requirements for the next few months.  Furthermore, if our expenses exceed our anticipations, we will need additional funds to implement our business plan.  We will not be able to fully establish our business if we do not have adequate working capital and if we do not have adequate working capital we may need to raise additional funds, whether through a stock offering or otherwise.

At December 31, 2009 we had cash and cash equivalents of $81,362 as compared to $12,232 for the year ended December 31, 2008.  Our working capital deficit at December 31, 2009 was $5,013,744.  For the year ended December 31, 2009 our cash used in operating activities was $3,609,475.  Our primary sources and uses of cash from operating activities for the period was losses from operations, loss on retirement of debt, common stock issuances, adjusted for noncash items of income and expense which included:

An increase in accounts receivable due to increased sales An increase in inventory related to increased sales
An increase in accounts payable related to increased purchases of inventory in anticipation of increased sales
A decrease in accrued interest expense due to retirement of debt

Net cash used in investing activities for the twelve months ended December 31, 2009 was $8,608, all of which was attributable to the purchase of equipment.

Net cash provided by financing activities was $3,687,213 which included $2,983,510 from the issuance of common stock and warrants,  in our private placement and $760,205 from the issuance of notes which was offset by $56,502 used to make payments on outstanding notes.

Current and Future Financing Needs

We have incurred an accumulated deficit of $69,533,257 through December 31, 2009. We have incurred negative cash flow from operations since we started our business. At December 31, 2009, we had short term and long term debt of $3,798,021 and incurred an additional $747,983 in debt since December 31, 2009 for working capital purposes.   We have no commitment for additional funding. In addition, we have lease commitments of $201,066, $203,949, $206,832 and $69,260 for 2010, 2011, 2012 and 2013.  We also have minimal salary commitments for compensation to our Chief executive Officer and Executive Vice President in accordance with the terms of their employment agreements that range from $750,000 to $1,007,031. We have spent, and expect to continue to spend, substantial amounts in connection with implementing our business strategy, including our advertising and marketing campaign, and our research and development efforts and fees in connection with regulatory compliance and corporate governance. The actual amount of funds we will need to operate is subject to many factors, some of which are beyond our control. If our anticipated sales for the next few months do not meet our expectations, our existing resources will not be sufficient to meet our cash flow requirements for the next few months. Furthermore, if our expenses exceed our anticipations, we will need additional funds to implement our business plan. We will not be able to fully establish our business if we do not have adequate working capital and if we do not have adequate working capital we may need to raise additional funds, whether through a stock offering or otherwise.

Our continued operations in the long term will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing. Such additional funds may not become available on acceptable terms and there can be no assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term. We will continue to fund operations from cash on hand and through the similar sources of capital previously described. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs.

We have based our estimate on assumptions that may prove to be wrong. As previously stated, we may need to obtain additional funds in the next couple of months or in greater amounts than we currently anticipate. Potential sources of financing include strategic relationships, public or private sales of our shares or debt and other sources. We may seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. We do not have any committed sources of financing at this time, and it is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles. Preparation of the statements in accordance with these principles requires that we make estimates, using available data and our judgment, for such things as valuing assets, accruing liabilities and estimating expenses. The following is a discussion of what we feel is the most critical estimates that we must make when preparing our financial statements. Certain accounting estimates used in the preparation of our financial statements require us to make judgments and estimates and the financial results we report may vary depending on how we make these judgments and estimates. Management regularly reviews these estimates and judgments for impairment, valuation and other changes in estimate. Our critical account estimates are set forth below and have not changed during 2008 or 2009. There were no changes to any estimates or judgments that had a material impact on the financial presentation.

Cash and Cash Equivalents
We consider all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market investments. We maintain balances from time to time in excess of the federally insured limits.

Accounts Receivable
Our accounts receivable are unsecured, and we are at risk to the extent such amounts become uncollectible. Management continually monitors accounts receivable balances and provides for an allowance for doubtful accounts at the time collection becomes questionable based on payment history or age of the receivable. We sell products generally on net 30 day terms. We do not normally charge financing fees on late payments. Accounts receivable are charged to the allowance for bad debts when we have exhausted all reasonable means of collection.  We did not have an allowance for doubtful accounts at December 31, 2009 or December 31, 2008 as it deemed its accounts receivable all to be collectible.

Inventory
Inventory consists of function water systems and nutritional supplements.  Inventory is classified as finished goods when assembled into product ready for sale.  Unassembled components are classified as raw materials.  Components partially assembled or in the process of assembly are classified as work in process.  Inventory is stated at lower of cost or market on a first-in first-out method.  Management establishes a reserve for damaged and discontinued inventory when the estimated market value is determined to be lower than cost.

Property and Equipment
Property and equipment is recorded at the original cost to us and are depreciated or amortized over estimated useful lives of three to five years, and leasehold improvements are amortized over the remaining life of the lease, using the straight-line method, commencing when the asset is placed in service.  Depreciation expense totaled $85,207 and $1,001,441, in 2009 and 2008, respectively.

Goodwill and Other Intangible Assets
Goodwill and trade names are not amortized, but are tested for impairment using a fair value approach.  We use a two-step process for testing impairment. First, our fair value is compared to our carrying value to determine whether an indication of impairment exists.  If an impairment is indicated, then the fair value of the goodwill is determined by allocation of our fair value to our assets and liabilities (including any unrecognized intangible assets) as if we had been acquired in a business combination. The amount of impairment for goodwill and other intangible assets is measured as the excess of its carrying value over its fair value. We fully impaired our intangible assets in 2008.

We amortize our identifiable intangible assets, formulas, over an estimated useful life of eight years.

Income Taxes
We use the liability method for accounting for income taxes.  Under this method, we recognize deferred assets and liabilities based on the differences between the tax basis of assets and liabilities and their reported amounts in the financials statements that will result in taxable or deductible amounts in future years.  We establish a valuation allowance for all deferred tax assets for which there is uncertainty regarding realization.

Net Loss Per Common Share
Generally Accepted Accounting Principals in the United States (“GAAP”) provides for the calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share include no dilution and are computed by dividing income available to common stockholders by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflect the potential of securities that could share in our earnings, similar to fully diluted earnings per share. Basic and diluted loss per share was the same in 2009 and 2008. Although there were Common Stock equivalents of  12,263,267 shares outstanding at both December 31, 2009 and 2008, from Stock Rights; they were not included in the calculation of earnings per share because they would have been anti-dilutive.

Revenue Recognition
We recognize revenue from product sales when persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price to the buyer is fixed or determinable and collectability is reasonably assured.

Share-Based Compensation
Share-based compensation is measured at the grant date, based on the closing value of our common stock at the date of grant and is recognized over the requisite service period.

Advertising Expense
Advertising expense is expensed as incurred.  Advertising expense totaled $980,000 and $815,000 in 2009 and 2008, respectively.

Credit Risk and Customer Concentrations
Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions.  Financial instruments potentially subjecting us to concentrations of credit risk consist principally of accounts receivable.

As of December 31, 2009, one customer represented 77% and a second customer represented 22% of our accounts receivable.  Both customers are wholesale distributors who provided product to our single largest retail grocery outlet, which represented 83% of our 2009 revenue volume.

Use of Estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts assets and liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.  Significant estimates included in these financial statements include the estimated useful lives and realizablilty of long lived assets.

Fair Value of Financial Instrument Estimates
GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The fair value hierarchy established by GAAP prioritizes the inputs into valuation techniques used to measure fair value.  Accordingly, we use valuation techniques that maximize the use of observable inputs when determining fair value.  The three levels of the hierarchy are as follows:

Level 1: Inputs that reflect unadjusted quoted prices in active markets that are accessible to us for identical assets or liabilities;

Level 2: Inputs include quoted prices for similar assets and liabilities in active or inactive markets or that are observable for the asset or liability either directly or indirectly; and

Level 3: Unobservable inputs that are supported by little or no market activity.

We have no assets or liabilities that were measured using quoted prices for similar assets and liabilities or significant unobservable inputs (Level 2 and Level 3 assets and liabilities) as of December 31, 2009.  Our financial instruments include cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable, accrued interest payable, accrued liabilities, related party payables and notes payable.   The carrying amounts of these financial instruments approximate their fair value due to their short maturities.

Recent Accounting Pronouncements
We have reviewed the accounting pronouncements subsequent to year-end, up through Update No. 2101-18 and do not expect any of them to have a material impact on the financial statements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers

The following table sets forth the name and position held by each of our executive officers

Name	Age	Position
Richard Pearce	49	President, Chief Executive Officer, and Chairman
Bob Armstrong	48	Chief Financial Officer
Jeremy Alcamo	36	Executive VP and Director
Wade Brantley	52	Director of Investor Relations and Director
Robert Nikkel	60	Chief Herbalist
Tom Vigil	44	Vice President of Sales
Peter Papilion	55	Director

The background of our executive officers is as follows:

Richard Pearce, President and Chief Executive Officer

Mr. Pearce has been our CEO since 2002.  Prior to becoming CEO, Mr. Pearce was the founder of several business ventures including Bay Area Cash Registers in Tampa, Florida, Cash Graf, a COMDEX “Best In Show” software package that included accounting, database, appointment scheduling and word processing programs, a clothing line called Refuze 2 Luz, which was sold in hundreds of stores across the United States and ClearPath Inc. d/b/a ThermaProducts, Inc., the world’s first and only portable snow melting equipment.

Bob Armstrong, Chief Financial Officer

Mr. Armstrong has been our Chief Financial Officer since May 3, 2010.    Mr. Armstrong joined the Company  from Three Palms, LLC where he spent eleven years as CFO.  His responsibilities included all activities related to client administration, accounting and reporting for over 40 hedge funds.  Prior to Three Palms, Mr. Armstrong spent ten years as an independent financial consultant advising small and rapidly growing companies in all aspects of financial management.  His clients included companies in the telecommunications and food service industries.  Mr. Armstrong also spent four years as Assistant Treasurer for Nu-West Industries, Inc., a publicly traded chemical fertilizer manufacturer.  Mr. Armstrong began his career as an auditor with Deloitte & Touche in Denver.  Mr. Armstrong received a B.S. in Business Administration from The Ohio State University in 1984.

Jeremy Alcamo, Executive VP.

Mr. Alcamo officially joined the team in October of 2006. As Executive VP, he oversees operations. In this capacity, Mr. Alcamo assists in coordinating the manufacturing and shipping of the drinks in addition to the ordering and purchasing of point-of-sale materials. Prior to working at DC Brands, Mr. Alcamo worked for Colorado-based companies Avanti Petroleum; a franchisee of Total Petroleum convenience stores; and Palo Alto; a franchisee of Taco Bells, Pizza Huts and Kentucky Fried Chickens. He also worked with Richard Pearce previously at ThermaProducts, where he was responsible for the company’s accounting and product development. Mr. Alcamo is a graduate of Regis University and has a Bachelor’s degree in professional accounting and Business Administration.

Wade Brantley, Director of Investor Relations

Mr. Brantley joined the Company in January, 2010. For the five years prior to joining the Company, Mr. Brantley was an Associate Vice President in Investments with Wells Fargo Financial Advisors.  Mr. Brantley has over twenty five years of combined experience in the government and capital markets arenas.  Mr. Brantley is the director of Investor Relations and responsible for shareholder communications and stock related issues, as well as monitoring the compliance and regulatory requirements applicable to DC Brands as a publicly traded entity.

Mr. Brantley received his Masters Degree from Drake University’s College of Business and Public Administration. He completed the Executive Certification for Investment Management Analyst through the Wharton School of Business and the Investment Management Consultants Association. His experiences include structuring debt and equity financing for public and private projects, and small business development. He has served as an elected official on the board of a special district, as well as an appointed executive director to a general improvement taxing district.  Mr. Brantley has been appointed to several community based committees for development and planning of public facilities.

Tom Vigil, Vice President of Sales

Mr. Vigil officially joined the Company in May 2010 as Vice President of Sales.  He oversees the Company’s sales operation to include managing the H.A.R.D Nutrition sales team.  Additional responsibilities include; securing local, regional and national distribution of H.A.R.D Nutrition products for all channels. Mr. Vigil will also be responsible in daily distributor relations.  Mr. Vigil offers more than 26 years of experience in the beverage industry. From 2008 until joining the Company, Mr. Vigil was engaged in product development and launch of New Age products such as Domestic Bottled Spring Water. From 1988 until 2008, Mr. Vigil held various positions with All American Bottling Corporation, including District Sales Manager, Key Account Manager and Director & VP of Sales for Colorado, Kansas, and OKC. Mr. Vigil maintained the position of Director & VP of Sales for Colorado, Kansas, and OKC through the acquisition from Dr Pepper Snapple Group.

Robert Nikkel, Chief Herbalist

Mr. Nikkel has been with DC Brands, LLC, the company that we acquired in 2004, for the last ten years.   He has been involved in the manufacture of pharmaceutical and herbal medicine since 1987.  “Dr.” Bob concentrates his work on the use of Eastern medicine, specifically the concept of wellness based upon total lifestyle, for athletes in sports to perfect performance lifestyle and the supplements to support them.  He has written over 300 formulas that are assets of the Company that include formulas to treat illness as well as formulas to increase athletic performance.

Peter Papilion, Director

Peter Papilion has been a director since November, 2005.  From 1998 until the present he has been a director of Global Sourcing with G&G Outfitters, Inc., a global company engaged in the sale of promotional items worldwide.  His responsibilities include sourcing production facilities worldwide for branded merchandise and OEM products.

EXECUTIVE COMPENSATION

During the year ended December 31, 2009 and 2008 we did not issue any options or shares of restricted stock to any named officers or directors in connection with their employment or service to the Company and there are no outstanding equity awards as of December 31, 2009.

Executive Compensation

The following table sets forth all compensation awarded, earned or paid for services rendered to our executive officers that exceeded $100,000 during each of the fiscal years ended December 31, 2009 and 2008.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Option Awards ($)(f)	Stock Awards ($)(g)	All Other Compensation ($)(h)	Total ($)(i)
		(1)(2)				(3)
Richard Pearce,	2009	525,000	-	-		12,677	537,677
President & CEO	2008	462,500	-	-		11,633	474,133

Jeremy Alcamo	2009	125,000	-	-		-	125,000
Executive Vice President	2008	125,000	-	-		-	125,000

(1) Salary shown in the table represents salary earned by Mr. Pearce.  Mr. Pearce deferred salary of $491,561 and $410,800 in 2009 and 2008, respectively.
(2) Salary shown in the table represents salary earned by Mr. Alcamo.  Mr. Alcamo deferred salary of $21,686 and $60,434 in 2009 and 2008, respectively.
(3) Consists of expenses to provide Mr. Pearce an automobile.

Employment Agreements

On October 1, 2004, we entered into a ten year Employment Agreement with Richard Pearce which expires in October 2014.  The Employment Agreement appoints Mr. Pearce as our President and Chief Executive Officer  and requires that Mr. Pearce devote his full time to the business of the Company in exchange for compensation increasing from a base salary of $250,000 for the first year to $1,000,000 the tenth year of the term of the Employment Agreement.  The agreement also provides that so long as Mr. Pearce is serving as our President and Chief Executive Officer that he is to also serve as one of our directors.  Mr. Pearce is entitled to a life insurance policy at our expense, of which we are a 50% beneficiary and a person designated by him is the other 50% beneficiary.  Upon execution of the agreement, Mr. Pearce was issued 100,000 shares of our Series A Preferred Stock which entitled Mr. Pearce to such number of votes as shall equal 56.25% of the voting power of our outstanding  stock; however subsequent to the issuance Mr. Pearce exchanged 5% of his voting power for 40,000,000 shares of common stock..  Mr. Pearce now holds 91,111 shares of Series A Preferred Stock that have the right to vote 51.25% of the outstanding voting shares.  The agreement is subject to termination without cause upon the vote of three quarters of the shareholders and board and with cause upon the determination of an arbitrator and only after Mr. Pearce has been notified at least three times of his breach.  If Mr. Pearce is terminated other than  for cause he is entitled to receive payments equal to three times all amounts due to him under the terms of the agreement.

On May 1, 2010, we entered into a three year employment agreement with Jeremy Alcamo.  The Employment Agreement appoints Mr. Alcamo as our Executive Vice President and requires that Mr. Alcamo devote the time he deems necessary to the performance of the business of the Company in exchange for an annual salary of $125,000 subject to increases each year which shall be at least 5% per year.  The Company has the right to terminate the Employment Agreement upon Mr. Alcamo’s death or disability or for cause as defined in the agreement. Mr. Alcamo has the right to terminate the Employment Agreement for good reason as defined in the agreement which includes a material breach by the Company and  a change of control.   In the event of a termination by Mr. Alcamo for good reason, or by the Company without cause, Mr. Alcamo is entitled to receive his monthly salary for an additional six months in addition to any accrued bonus, vacation pay and expense reimbursement.

We currently maintain no other agreements for employment with any of our other executive officers or employees.

SECURITY OWNERSHIP OF MANAGEMENT

We determine beneficial ownership based on the rules of the Securities and Exchange Commission.  In general, beneficial ownership includes shares over which a person has sole or shared voting or investment power and shares which the person has the right to acquire within 60 days.  Unless otherwise indicated, the persons listed below have sole voting and investment power over the shares beneficially owned.  As of May 5, 2010 we had 234,847,720 shares of common stock outstanding.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percentage of Class
Richard Pearce(2)	284,654,457	57.62%
Bob Armstrong		*
Jeremy Alcamo	724,997	*

Peter Papilion	45,000	*
Tom Vigil	-
Wade Brantley	1,000,000	*
Robert Nikkel	250,000	*

All executive officers and directors as a group (seven persons)	286,674,454	58.03%
_____________________________
* less than 1%
(1)  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2)  Includes 12,263,267 shares that Mr. Pearce has the right to purchase in accordance with the terms of his Employment Agreement. Includes 91,111 shares of Series A Preferred Stock that Mr. Pearce owns that allows him the right to vote 51.25% of the outstanding voting stock  or 246,891,190 votes.

DETERMINATION OF THE OFFERING PRICE

There is currently a limited trading market for our common stock on the pink sheets.  The price in this prospectus was arrived at by evaluating our recent sales of unregistered securities and the overall valuation of our company.

SELLING SECURITYHOLDERS

The table below sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering, and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. To the extent that any successor(s) to the named selling stockholders wishes to sell under this prospectus, we will file a prospectus supplement identifying such successor(s) as selling stockholders. Except as set forth below, none of the selling stockholders are affiliates of broker-dealers.

The shares of common stock being offered in this prospectus were issued in private placement transactions by us, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act.

Because the selling stockholders may offer all, some, or none of their shares of our common stock, we cannot provide a definitive estimate of the number of shares that the selling stockholders will hold after this offering.

Other than as indicated, none of the selling stockholders has at any time during the past three years acted as one of our employees, officers, or directors or otherwise had a material relationship with us.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a selling stockholder and the percentage ownership of that selling stockholder, shares of common stock issuable through the exercise of stock options or warrants that are exercisable currently or become exercisable within 60 days, and upon the conversion of promissory notes that are presently convertible or may be converted within 60 days. Each selling stockholder’s percentage of ownership in the following table is based on 234,847,720 shares of common stock outstanding as of May 5, 2010.

Shareholder and Name of Person Controlling	Amount of Shares owned before Offering	Number of shares offered	Amount of shares owned after Offering	Percent of shares held after Offering
Alden Financial(1)	1,000,000	100,000	900,000	*
Chris Anderson	1,487,500	50,000	1,437,500	*
Ralph M. Bonham	2,000,000	125,000	1,875,000	*
Mark Bryant	262,500	50,000	212,500	*
John W. Buchanan	160,000	40,000	120,000	*
David B & Connie L. Coppfer	1,000,000	125,000	875,000	*
Credence Credit Reserve, LLC(2)	3,583,334	291,667	3,291,667	1.4%
Creek Red Nation(3)	1,000,000	125,000	875,000	*
Edward Eucker	1,000,000	125,000	875,000	*
Alan Fishman (4)	3,000,000	250,000	2,750,000	1.2%
Phyllis Fishman(5)	2,000,000	175,000	1,825,000	*
James L and Shirley M. Johnson	500,000	50,000	450,000	*
Kerry Kelly	100,000	25,000	75,000	*
Chad Joseph Lembeck (6)	1,350,000	675,000	675,000	*
Melissa L’Hullier	250,000	25,000	225,000	*
Patrick Long	1,250,000	125,000	1,125,000	*
Ronn H. Mayer	2,000,000	200,000	1,800,000	*
Tim Montreal	1,000,000	100,000	900,000	*
				*
Calvin A. Nickal	2,350,000	375,000	1,975,000	*
James Parr	250,000	50,000	200,000	*
Richard Penn	1,500,000	250,000	1,250,000	*
Joseph Piroska	400,000	50,000	350,000	*
Jacob T. Puzio	300,000	50,000	250,000	*
PSM1(7)	2,000,000	200,000	1,800,000	*
Jack Rudolph	160,000	40,000	120,000	*
Tre Fratelli Paradisio, LLC(8)	3,000,000	250,000	2,750,000	1.2%
David Vandervelde	2,000,000	200,000	1,800,000	*
Lori R. Vandervelde	2,600,000	300,000	2,300,000	*
Robert Ward	4,300,000	150,000	4,150,000	1.8%
Perry A and Sherri W. White	1,000,000	100,000	900,000	*
Robert Zickafoose	1,000,000	150,000	850,000	*
Christopher Zinn	500,000	75,000	425,000	*
Total	44,303,334	4,896,667	39,406,667	16.78%
____________________________
* less than one percent (1%)
(1) Alan Fishman, as principal has sole voting and investment control over these securities.
(2)  Kennith Marchiol as Manager has sole voting and investment control over these securities and is a partner in Global Financial Advisory.
(3)  Kennith Marchiol as principal has sole voting and investment control over these securities and is a partner in Global Financial Advisory .
(4) Does not include shares held by Phyllis Fishman, the wife of Alan Fishman.
(5) Does not include shares held by Alan Fishman, the husband of Phyllis Fishman.
(6)  Mr. Lembeck has been an independent consultant to whom we have paid compensation during the past year.
(7) Staci Mantagezza, as principal has sole voting and investment control over these securities.
(8) Kenneth Marchiol, as principal has sole voting and investment control over these securities and is a partner in Global Financial Advisory.
(9)Does not include shares held by Lori Vandervelde, the wife of David Vandervelde.
(10) Does not include shares held by David Vandervelde, the husband of David Vandervelde

RELATIONSHIPS BETWEEN THE ISSUER AND THE SELLING SECURITYHOLDERS

Other than as indicated below, none of the selling stockholders has at any time during the past three years acted as one of our employees, officers or directors or had a material relationship with us.

DETERMINATION OF THE OFFERING PRICE

There is currently a limited trading market for our common stock on the pink sheets.  The price in this prospectus was arrived at by evaluating our recent sales of unregistered securities and the overall valuation of our company.

PLAN OF DISTRIBUTION

Each selling securityholder of our common stock and any of their transferees, pledgees, assignees, donees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling securityholder may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• privately negotiated transactions;

• broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; or

• any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers -dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling securityholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because selling securityholders may be deemed to be underwriters within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling securityholder and/or the purchasers. Each selling securityholder has represented and warranted to our company that it acquired the securities subject to this registration statement in the ordinary course of such selling securityholder’s business and, at the time of its purchase of such securities such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling securityholders. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors-in-interest as selling securityholders under this prospectus. Upon our company being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a selling securityholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company had related party payables of $1,659,277 and $1,334,751 at December 31, 2009 and 2008, respectively consisting primarily of deferred salaries payable and royalties payable to its officers.  Richard Pearce, our Chief Executive Officer, and Jeremy J Alcamo, our Executive Vice President,  have received a design patent in the United States (US D 576,877S) for the flip-top compartment which we currently use on our H.A.R.D. Nutrition bottles, which they have licensed to us on an exclusive basis for a fee based upon the number of products sold that contain the cap.  The royalty agreement with Richard Pearce and Jeremy Alcamo is for a term of five years and is renewable by the Company for  five additional one year terms and provides that they are entitled to receive $0.05 per cap for each bottle cap sold.  The bottle cap is a specialized cap that contains the vitamin supplements in the Company’s functional water system.  Richard Pearce and Jeremy Alcamo collectively deferred $513,247 and $471,235 in salaries and $13,376 and $3,495 in royalties in 2009 and 2008, respectively.  The related party payables are non-interest bearing and due on demand.

DESCRIPTION OF SECURITIES

Authorized Capital and Outstanding Shares

We are authorized to issue 325,000,000 shares of stock, of which 300,000,000 are designated common stock no par value, and 25,000,000 are designated preferred stock, $.001 par value. We currently have 100,000 shares of Preferred Stock designated Series A Preferred Stock. There are currently 91,111 shares of preferred stock outstanding.  As of December 31, 2009 we had 201,569,720 shares of common stock outstanding.  As of May 5, 2010 we had 234,847,720 shares of common stock outstanding.  There are 91,111 shares of preferred stock outstanding.

Common Stock.

The holders of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors.  Holders of common stock are also entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs.

All shares of common stock now outstanding are fully paid and non-assessable.

The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of our directors.  The holders of 50% percent of the outstanding common stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our articles of incorporation.

Preferred Stock.

We are authorized to issue preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock.  In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.  There are currently 91,111 shares of preferred stock issued or outstanding, all of which are owned by Richard Pearce, our President and Chief Executive Officer.

Series A Preferred Stock.

The Series A Preferred Stock has almost all of the same characteristics as the common stock and ranks pari passu with the common stock with respect to the payment of dividends and other distributions on the capital stock of the Company.  The Series A Preferred has the right to such number of votes as shall equal 51.25% of the outstanding voting capital stock.  The Series A Preferred Stock is subject to adjustment in the case of certain events.  The holders of Series A Preferred Stock vote with the common stock as of the time the vote is taken as one class.

Warrants

The Company issued 29,260,000 Warrants from March to May 2009 in conjunction with the sale of Common Stock at $0.05 per Unit, each Unit consisting of a share of Common Stock and a Warrant.  In the event that the average trading price exceeds $0.50 per share over any consecutive 20 day period between the 12th and 24th months following the issue date of the Warrants, the Warrants become null and void.  In the event that the average trading price does not exceed $0.50 per share as set forth above, the Warrant may be exercised by the holder.  The Warrant is redeemable into the number of shares that would need to be issued to cause the holder to have achieved an average selling price of $0.50 per share had they sold their shares during the 60 days following the 24th month following this issue date of the Warrants.  As the Measurement Period has not yet passed, the number of Common shares for which the Warrants may be redeemed is not yet determinable.

The Company issued in 29,500,000 Warrants from August to December 2009 in conjunction with the sale of Common Stock at $0.05 per Unit, each Unit consisting of a share of Common Stock and a Warrant.  In the event that the average trading price exceeds $0.15 per share in the three-month period between the 12th and 15th months following the issue date of the Warrants (the “Measurement Period”), the Warrants may be redeemed by the Company at a nominal amount.  In the event that the average trading price does not exceed $0.15 per share during the Measurement Period, the Warrant may be exercised by the holder.  The Warrant is redeemable into the number of shares that would need to be issued to cause the holder to have achieved an average selling price of $0.15 per share had they sold their shares during the Measurement Period.  As the Measurement Period has not yet passed, the number of Common shares for which the Warrants may be redeemed  is  not yet determinable.

Dividends .

We have not paid any dividends on our common stock.  The payment of cash dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition.  The payment of any dividends will be within the discretion of our board of directors.  It is the present intention of the board of directors to retain all earnings, if any, for use in our business operations and, accordingly, the board does not anticipate paying any cash dividends in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

The sale of a substantial amount of our common stock in the public market after this offering, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock.

Sales of Restricted Securities

Upon the completion of this offering, we will have 234,847,720  shares of common stock outstanding. Of the 234,847,720 outstanding shares at May 5, 2010, 229,951,053 shares are restricted securities we sold in prior private placements, of which none are currently eligible for sale under Rule 144 under the Securities Act of 1933.

Of the shares to be outstanding after the closing of this offering, the shares sold in this offering will be freely tradable without restriction under the Securities Act, except that any shares purchased in this offering by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, generally may be sold in the public market only in compliance with Rule 144.

Rule 144

In general, Rule 144 is available for an issuer which previously was a “shell company”, commencing one (1) year after the issuer files Form 10 information with the Securities and Exchange Commission.  Our predecessor, Telamerge, was a shell company for the purposes of Rule 144. Under Rule 144, once it becomes available, a person who is one of our affiliates and has beneficially owned those shares of common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the number of our shares of common stock then outstanding, or 2,348,477 or the average weekly trading volume of our common stock  during the four calendar weeks before a notice of sale on SEC Form 144 is filed.

Transfer Agent

Our transfer agent is Securities Transfer Corporation.

EXPERTS

The financial statements for the years ended December 31, 2009 and 2008 included in this prospectus have been audited by Turner, Stone and Company to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the report of Turner, Stone and Company and upon the authority of such firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that no officer or director shall be personally liable to us or our stockholders for monetary damages except as provided pursuant to the Colorado Revised Statutes. Our bylaws and Articles of Incorporation also provide that we will indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of us from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of us, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accordance with the Colorado Revised Statutes. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer for expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Gracin & Marlow, LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the common stock offered under this prospectus. We are subject to the informational requirements of the Exchange Act, and file annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by DC Brands International, Inc. can be read and copied at the Commission’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The Commission also maintains a website that contains reports, proxy statements, information statements and other information concerning DC Brands, Inc. located at http://www.sec.gov. This prospectus does not contain all the information required to be in the registration statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

DC BRANDS INTERNATIONAL, INC.

Consolidated Financial Statements
And
Independent Auditors’ Report
December 31, 2009 and 2008

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
DC Brands International, Inc. and subsidiaries
Denver, Colorado

We have audited the accompanying consolidated balance sheets of DC Brands International, Inc. and subsidiaries, (the “Company”) as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DC Brands International, Inc. and subsidiaries at December 31, 2009 and 2008, and the results of their consolidated operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant losses, negative cash flows from operations and had negative working capital at December 31, 2009 and 2008, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants
Dallas, Texas
May 7, 2010

DC Brands International, Inc.
Consolidated Balance Sheets
December 31, 2009 and 2008

	December 31,
	2009	2008

Assets
Current assets
Cash and cash equivalents	$81,362	$12,232
Accounts receivable	185,106	1,253
Inventory	364,991	87,297
Prepaid expenses	7,423	4,923
Total current assets	638,882	105,705

Property and equipment, net	166,608	243,207

Total assets	$805,490	$348,912

Liabilities
Current liabilities
Accounts payable	$573,208	$423,406
Accrued interest payable	206,332	58,943
Accrued liabilities	7,302	6,833
Related party payable	1,659,277	1,334,751
Warrant liability	1,316,870	-
Short-term notes payable and current portion of long-term debt	1,889,646	996,970
Total current liabilities	5,652,635	2,820,903
Long-term debt	1,908,375	3,496,485
Total liabilities	7,561,010	6,317,388

Commitments and contingencies (Note 5)

Stockholders' deficit
Preferred Stock, $0.001 par value; 25,000,000 shares authorized
Series A Preferred Stock, 100,000 shares authorized, 91,111 shares shares issued
and outstanding in 2009 and 2008	91	91
Common Stock, $0.001 par value; 300,000,000
shares authorized, shares issued and outstanding
- 201,569,720 in 2009 and 117,929,720 in 2008	201,570	117,930
Additional paid in capital	62,951,920	58,559,544
Issuances in exchange for promotional consideration	(375,844)	-
Accumulated deficit	(69,533,257)	(64,646,041)
Total stockholders' deficit	(6,755,520)	(5,968,476)

Total liabilities and stockholders' deficit	$805,490	$348,912

The accompanying notes are an integral part of these financial statements.

DC Brands International, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2009 and 2008
	2009	2008
Net Revenues	$629,525	$249,780
Cost of goods sold	507,679	335,318
Gross margin	121,846	(85,538)

Operating Expenses
General and administrative (includes share based compensation of $597,338 in 2009 and $7,830,500 in 2008)	2,802,466	10,242,879
Sales and marketing (includes share based compensation of $35,204 in 2009 and $387,500 in 2008)	1,264,455	1,287,315
Impairment of intangible assets (Note 4)	-	11,465,669
Depreciation and amortization	85,207	1,001,441
Total operating expenses	4,152,128	23,997,304
Loss from operations	(4,030,282)	(24,082,842)

Other Expense
Interest expense	651,627	678,514
Reduction in interest expense - warrant liability (Note 8)	(478,000)	-
Loss on retirement of debt	683,307	1,465,000
Total other expense	856,934	2,143,514

Net Loss	$(4,887,216)	$(26,226,356)

Weighted average number of common shares outstanding	151,240,782	91,051,770

Basic and diluted net loss per common share	$(0.03)	$(0.29)

The accompanying notes are an integral part of these financial statements.

DC Brands International, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2009 and 2008
	2009	2008
Cash used in operating activities
Net loss	$(4,887,216)	$(26,226,356)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	85,207	1,001,441
Common stock issued for services	632,532	8,266,000
Loss on retirement of debt	683,307	1,465,000
Amortization of debt discount	196,556	161,719
Write-down of inventory	14,316	94,342
Impairment of intangible assets	-	11,465,669
Changes in operating assets and liabilities:
Accounts receivable	(183,853)	11,501
Inventory	(292,010)	(6,189)
Prepaid expenses	(2,500)	(4,923)
Accounts payable	149,802	136,823
Accrued interest payable	147,389	374,582
Accrued liabilities	469	(12,114)
Related party payable	324,526	402,787
Warrant liability	(478,000)	-
Net cash used in operating activities	(3,609,475)	(2,869,718)

Cash used in investing activities
Purchase of property and equipment	(8,608)	(64,566)
Net cash used in investing activities	(8,608)	(64,566)

Cash used in financing activities
Proceeds from issuance of common stock with warrants	2,983,510	376,466
Proceeds from notes payable	760,205	2,669,256
Payment on notes payable	(56,502)	(152,700)
Net cash provided by financing activities	3,687,213	2,893,022
Net increase (decrease) in cash and cash equivalents	69,130	(41,262)
Cash and cash equivalents
Beginning of year	12,232	53,494
End of year	$81,362	$12,232

Supplemental Disclosure of Noncash
Investing and Financing Activities
Retirement of debt in exchange for common stock	$2,279,000	$3,840,000
Debt discount for stock issued with debt	$-	$463,000
Stock issued to acquire intangible assets	$-	$1,080,000
Common stock issued in exchange for services	$375,844	$-

Supplemental Disclosure
Interest paid	$295,183	$138,783
Income taxes paid	$-	$-
Interest received	$-	$-

The accompanying notes are an integral part of these financial statements.

DC Brands International, Inc.
Consolidated Statements of Stockholders’ Deficit
For the Year Ended December 31, 2009 and 2008

	Series A Preferred Stock		Common Stock		Additional Paid in	Accumulated	Additonal	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Issuances	Deficit

Balance, December 31, 2007	100,000	$100	31,128,054	$31,128	$44,620,871	$(38,419,685)	$-	$6,232,414
Common stock issued in exchange for cash	-	-	11,401,666	11,402	365,064	-	-	376,466
Common stock issued in exchange for services	-	-	4,650,000	4,650	713,350	-	-	718,000
Common stock issued in acquisition	-	-	4,000,000	4,000	1,076,000	-	-	1,080,000
Common stock issued in exchange for retirement of debt	-	-	24,500,000	24,500	3,815,500	-	-	3,840,000
Common stock issued in conjunction with debt offering	-	-	2,050,000	2,050	460,950	-	-	463,000
Common stock issued as forbearance fee	-	-	200,000	200	47,800	-	-	48,000
Common stock Issued in exchange for
Series A preferred stock	(8,889)	(9)	40,000,000	40,000	7,460,009	-	-	7,500,000
Net loss	-	-	-	-	-	(26,226,356)	-	(26,226,356)
Balance, December 31, 2008	91,111	91	117,929,720	117,930	58,559,544	(64,646,041)	-	(5,968,476)
Common stock issued in exchange for cash	-	-	58,670,000	58,670	1,129,970	-	-	1,188,640
Common stock issued in exchange for services	-	-	8,670,000	8,670	999,706	-	(375,844)	632,532
Common stock issued in exchange for
retirement of debt	-	-	16,300,000	16,300	2,262,700	-	-	2,279,000
Net loss	-	-	-	-	-	(4,887,216)	-	(4,887,216)
Balance, December 31, 2009	91,111	$91	201,569,720	$201,570	$62,951,920	$(69,533,257)	$(375,844)	$(6,755,520)

The accompanying notes are an integral part of these financial statements.

DC Brands International, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

1.	Business and Significant Accounting Policies

The Company
DC Brands International, Inc. (“DC Brands” or the “Company”) was incorporated under the laws of Colorado in 1998 as Telemerge Holding Corp. and changed its name to DC Brands International, Inc. in 2004.  DC Brands specializes in the manufacture, marketing and distribution of health related products that utilize natural botanicals, vitamins, minerals and supplements and are aimed at maximizing the full potential of the body.    The Company’s current focus is on the sale of products under its H.A.R.D. Nutrition label.  The Company currently has two distinct types of products sold under its H.A.R.D. Nutrition logo; Functional Water Systems and nutritional supplements.  The Company’s products are sold to consumers, primarily through retail outlet distribution.  The Company’s products were distributed principally in the state of Colorado during 2009 and 2008.

Financial Condition
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has incurred significant losses, negative cash flows from operations and had negative working capital at December 31, 2009 and 2008, all of which raise substantial doubt about its ability to continue as a going concern.  The Company’s ability to continue as a going concern is contingent upon its ability to secure additional financing.  Although the Company raised $1.3 million in debt and equity financing subsequent to December 31, 2009, and believes that its prospects for securing additional financing are good, there can be no assurance given that it will be successful in its efforts to raise capital.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Principles of Consolidation
These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries DC Nutrition, Inc. and DC Brands, LLC (inactive).  All material intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents
DC Brands considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market investments. DC Brands maintains balances from time to time in excess of the federally insured limits.

Accounts Receivable
The Company’s accounts receivable are unsecured, and the Company is at risk to the extent such amounts become uncollectible. Management continually monitors accounts receivable balances and provides for an allowance for doubtful accounts at the time collection becomes questionable based on payment history or age of the receivable. The Company sells products generally on net 30 day terms. The Company does not normally charge financing fees on late payments. Accounts receivable are charged to the allowance for bad debts when the Company has exhausted all reasonable means of collection.  The Company did not have an allowance for doubtful accounts at December 31, 2009 or December 31, 2008 as it deemed its accounts receivable all to be collectible.

Inventory
Inventory consists of function water systems and nutritional supplements.  Inventory is classified as finished goods when assembled into product ready for sale.  Unassembled components are classified as raw materials.  Components partially assembled or in the process of assembly are classified as work in process.  Inventory is stated at lower of cost or market on a first-in first-out method.  Management establishes a reserve for damaged and discontinued inventory when the estimated market value is determined to be lower than cost.

Property and Equipment
Property and equipment is recorded at the original cost to the Company and is depreciated or amortized over estimated useful lives of three to five years, and leasehold improvements are amortized over the remaining life of the lease, using the straight-line method, commencing when the asset is placed in service.  Depreciation expense totaled $85,207 and $88,199, in 2009 and 2008, respectively.

Goodwill and Other Intangible Assets
Goodwill and trade names are not amortized, but are tested for impairment using a fair value approach.  The Company uses a two-step process for testing impairment. First, the fair value of the Company is compared to its carrying value to determine whether an indication of impairment exists.  If an impairment is indicated, then the fair value of the goodwill is determined by allocation of the Company’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the Company had been acquired in a business combination. The amount of impairment for goodwill and other intangible assets is measured as the excess of its carrying value over its fair value. The Company fully impaired its intangible assets in 2008.

The Company amortizes its identifiable intangible assets, formulas, over an estimated useful life of eight years.

Income Taxes
The Company uses the liability method for accounting for income taxes.  Under this method, the Company recognizes deferred assets and liabilities based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.  The Company establishes a valuation allowance for all deferred tax assets for which there is uncertainty regarding realization.

DC Brands International, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Net Loss Per Common Share
Generally Accepted Accounting Principles in the United States (“GAAP”) provides for the calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share include no dilution and are computed by dividing income available to common stockholders by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflect the potential of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. Basic and diluted loss per share was the same in 2009 and 2008.  Common stock equivalents of 12,263,267 shares outstanding at both December 31, 2009 and 2008 from stock issuable on demand as described in Footnote 8 – Stockholders’ Equity – Stock Rights were not included in the calculation of earnings per share because they would have been anti-dilutive.

Revenue Recognition
The Company recognizes revenue from product sales when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable and collectability is reasonably assured.

Share-Based Compensation
Share-based compensation is measured at the grant date, based on the closing value of the  Company’s common stock at the date of grant and is recognized over the requisite service period.

Advertising Expense
Advertising expense is expensed as incurred.  Advertising expense totaled $980,000 and $815,000 in 2009 and 2008, respectively.

Credit Risk and Customer Concentrations
Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk
(whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions.  Financial instruments potentially subjecting the Company to concentrations of credit risk consist principally of accounts receivable.

As of December 31, 2009, one customer represented 77% and a second customer represented 22% of the Company’s accounts receivable.  Both customers are wholesale distributors who provided product to the Company’s single largest retail grocery outlet, which represented 83% of the Company’s 2009 revenue volume.

Use of Estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.  Significant estimates included in these financial statements include the estimated useful lives and realizablilty of long lived assets.

DC Brands International, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Fair Value of Financial Instrument Estimates
GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The fair value hierarchy established by GAAP prioritizes the inputs into valuation techniques used to measure fair value.  Accordingly, the Company uses valuation techniques that maximize the use of observable inputs when determining fair value.  The three levels of the hierarchy are as follows:

Level 1: Inputs that reflect unadjusted quoted prices in active markets that are accessible to us for identical assets or liabilities;

Level 2: Inputs include quoted prices for similar assets and liabilities in active or inactive markets or that are observable for the asset or liability either directly or indirectly; and

Level 3: Unobservable inputs that are supported by little or no market activity.

The Company has no assets or liabilities that were measured using quoted prices for similar assets and liabilities or significant unobservable inputs (Level 2 and Level 3 assets and liabilities) as of December 31, 2009.  The Company’s financial instruments include cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable, accrued interest payable, accrued liabilities, related party payables, notes payable and warrant liability.   The carrying amounts of all these financial instruments approximate their fair value due to their short maturities with the exception of warrant liability.  The warrant liability is adjusted at each reporting period based upon the Company’s stock price as described more fully in Footnote 8 – Stockholder’s Equity – Warrants.

Recent Accounting Pronouncements
The Company has reviewed the accounting pronouncements subsequent to year-end, up thru Update No. 2010-18 and  does not expect any of them to have a material impact on the financial statements.

Subsequent Events
In preparing the consolidated financial statements, the Company has reviewed, as determined necessary by the Company's management, events that have occurred after December 31, 2009, up until the issuance of the consolidated financial statements, which occurred on May 7, 2010.  See Note 11  for issuances of debt and common stock and a new employment agreement.

2.	Inventory

Inventory consisted of the following:

	December 31,
	2009	2008
Finished goods	$250,964	$107,745
Work in process	25,685	-
Raw materials	197,000	73,894
	473,649	181,639
Allowance for obsolescence	(108,658)	(94,342)
	$364,991	$87,297

DC Brands International, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

3.	Property and Equipment

Property and equipment consisted of the following:

	December 31,
	2009	2008
Leasehold improvements	$14,004	$14,004
Office furniture and fixtures	26,034	26,034
Vehicles	231,970	231,970
Warehouse equipment	93,030	93,030
Computer equipment	62,059	54,678
	427,097	419,716
Accumulated depreciation	(260,489)	(176,509)
	$166,608	$243,207

4.	Intangible Assets

The Company recorded impairment of intangibles, reflected in its 2008 operating expenses, of $8,541,669 related to the H.A.R.D. Nutrition asset purchase and $2,924,000  in conjunction with abandoning its Turn Left energy drink product.  The impairment charges reduced the carrying value of intangible assets to zero.

The H.A.R.D. Nutrition assets were acquired in July 2007, and the final issuance of shares associated with the acquisition valued at $600,000 occurred in January 2008.  The Company engaged an outside valuation firm to value the individual intangible assets, and the intangible assets were allocated $7,305,944 to formulas (nutritional formulas and know-how), $648,115 to trade names and $1,846,371 to goodwill. The formulas were deemed to have a useful life of eight years, and the trade-names were deemed to have an indefinite life.   Based on the facts and circumstances at December 31, 2008, – limited sales and significant uncertainty as to the long-term viability of the products underlying the intangible assets at December 31, 2008 – the Company determined that it could not reasonably support the carrying value and fully impaired the intangible assets.

The Turn Left energy drink product was acquired in 2006, and the final issuance of shares associated with the purchase valued at $480,000 were issued in February 2008.  The decision was made in mid 2008 to abandon the Turn Left energy drink, the related intangible assets were fully impaired, and no allocation of intangible assets was performed.

Amortization of intangible assets totalled $913,243 in 2008.  There was no amortization in 2009.

DC Brands International, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

5.	Commitments and Contingencies

The Company leases office and warehouse space under a non-cancellable operating lease expiring April 2013.  Future minimum lease payments under the lease are as follows:

Years Ending
December 31,
2010	$201,066
2011	$203,949
2012	$206,832
2013	$69,260

Minimum salary commitments under contracts with the Company's CEO and Executive Vice President are as follows:

Years Ending
December 31,
2010	$750,000
2011	$856,250
2012	$962,812
2013	$1,007,031
2104	$750,000

In addition, the CEO is entitled to a new car every two years to be operated at the Company’s expense and a $2,500,000 life insurance policy upon which the CEO and the Company are each 50% beneficiaries.

The Company entered into as employment agreement with its Executive Vice President on May 10, 2010, expiring May 2013 whereby the Executive Vice President is entitled to receive a minimum salary of $125,000 per year and 5% minimum annual increases.

DC Brands International, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

6.	Notes Payable

A summary of notes payable as of December 31, 2009 is as follows:

	Current	Long Term	Total
2 Notes payable, originated in 2004, due in 2006,	$649,900	$-	$649,900
6% interest rate, secured by assets of
DC Brands, LLC, a wholly owned subsidiary

1 Note payable originated in 2005, due on demand,	242,188	-	242,188
non interest bearing, unsecured

1 Note payable originated in 2005, due on demand,	14,500	-	14,500
non interest bearing, unsecured

2 Notes payable originated in 2007, due in 2007,	86,123	-	86,123
36% interest, unsecured

1 Notes payable originated in 2007, due in 2008,	17,843	-	17,843
24% interest, unsecured

1 Note payable, originated in 2007, due	-	1,892,932	1,892,932
January 1, 2011, 10% interest, unsecured

13 Notes payable, originated in 2008,	947,989	-	947,989
due at various dates from July to November
2010, 15% interest, unsecured

4 Notes payable, originated in 2005 and 2007,	39,712	15,443	55,155
due in monthly installments of $2,681, maturing 2010 to 2012, interest at 11%, secured by motor vehicles

	1,998,255	1,908,375	3,906,630
Unamortized discount	(108,609)	-	(108,609)

	$1,889,646	$1,908,375	$3,798,021

DC Brands International, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

A summary of notes payable as of December 31, 2008 is as follows:

	Current	Long Term	Total
2 Notes payable, originated in 2004, due in 2006,	$662,739	$-	$662,739
6% interest rate, secured by assets of
DC Brands, LLC, a wholly owned subsidiary

1 Note payable originated in 2005, due on demand,	242,188	-	242,188
non interest bearing, unsecured

1 Note payable originated in 2005, due on demand,	14,500	-	14,500
non interest bearing, unsecured

3 Notes payable originated in 2007, due in 2007,	99,001	-	99,001
36% interest, unsecured

1 Notes payable originated in 2007, due in 2008,	20,746	-	20,746
24% interest, unsecured

1 Note payable, originated in 2007, due	-	2,728,451	2,728,451
January 1, 2011, 10% interest, unsecured

13 Notes payable, originated in 2008,	237,626	712,879	950,505
due at various dates from July to November
2010, 15% interest, unsecured

4 Notes payable, originated in 2005 and 2007,	25,335	55,155	80,490
due in monthly installments, maturing 2010 to 2012,
interest at 11%, secured by motor vehicles

	1,302,135	3,496,485	4,798,620
Unamortized discount	(305,165)	-	(305,165)

	$996,970	$3,496,485	$4,493,455

The notes payable originated in 2008 were issued in conjunction with 2,050,000 shares of common stock valued at $463,000, based upon the closing price on the date each note was originated.

DC Brands International, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

The Company retired notes payable and accrued interest payable totaling $1,617,450 and $2,375,000 during 2009 and 2008, respectively by issuing 16,300,000 and 24,500,000 shares of common stock in 2009 and 2008, respectively.  The Company valued the shares based upon the closing share price at each retirement date and recorded losses on retirement of debt of $661,550 and $1,465,000, in 2009 and 2008, respectively.

The long term note payable due January 1, 2011 has a face amount of up to $5,000,000 and functions as a revolving line of credit.  There was $3,107,068 of unused availability on the note at December31, 2009.

Transactions involving notes payable subsequent to December 31, 2009 are set forth in Note 11. Subsequent Events.

7.	Income Taxes

The Company has not filed tax returns since its inception.  The Company is in the process of preparing past tax returns and does not believe that it will be exposed to any risk of penalty or forfeiture of NOLs.

For the years ended December 31, 2009 and 2008, the benefit from income taxes is as follows:

	2009	2008
U.S. federal income tax benefit at statutory rates	$(1,661,653)	$(8,916,961)
State income tax benefit, net of federal benefit	(158,835)	(852,357)
Change in valuation allowance	1,820,488	9,769,318
	$-	$-

At December 31, 2009 and 2008, the Company provided a full valuation allowance against the deferred tax asset based on the weight of available evidence, both positive and negative, including the Company’s history of losses, which indicate that it is more likely than not that such benefits will not be realized.

8.	Stockholders’ Equity

Issuances of Common Stock
The Company issued common stock in 2009 and 2008 as set forth below.  The common stock was valued at the fair market value at the date the Company became obligated to issue the shares.

The Company issued 11,401,666 shares of common stock from April to November 2008 in exchange for $376,466 in cash at prices ranging from $0.01 to $0.075 per share.

The Company issued a net of 4,650,000 shares of common stock related to services provided by vendors and employees in 2008.  A total of 3,100,000 shares were issued to vendors at prices ranging from $0.12 to $0.30 per share collectively valued at $730,000.  A total of 450,000 shares issued prior to 2008 for services were returned to the Company.  The returned shares were recorded at their original value upon issuance of $0.35 to $0.90 per share, collectively $372,000.  The Company issued 2,000,000 share of common stock to employees for services in 2008.  The shares were issued at $0.18 per share and for a value of $184,000. The above transactions resulted in a net credit to expense of $360,000.

DC Brands International, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

The Company issued 2,000,000 shares of common stock in January 2008, valued at $0.30 per share or $600,000 in final payment for the H.A.R.D. nutrition assets, primarily intangible assets acquired in 2007.

The Company issued 2,000,000 shares of common stock in February 2008, valued at $.24 per share or $480,000 in final payment for rights to the Turn Left Energy drink intangible assets acquired in 2006.

The Company issued 24,500,000 shares of common stock during 2008 in order to pay off or pay down notes payable and accrued interest.  The shares were valued at prices ranging from $0.04 to $0.20 per share.  The shares were collectively valued at $3,840,000.

The Company issued 2,050,000 shares of common stock from April to August 2008 in connection with issuances of notes payable.  The shares were valued at prices ranging from $0.10 to $0.30 per share for a total of $463,000.

The Company issued 200,000 shares of common stock during April 2008 as a fee to the holder of a note payable to forebear on repayment of the note.  The shares were valued at $.24 per share or $48,000 and were expensed as other expenses.

The Company entered into a transaction in March 2008 whereby the Company’s CEO exchanged 8,889 shares of his Series A Preferred Stock in exchange for 40,000,000 shares of common stock.  The Company recorded stock compensation expense of $7,500,000 to reflect the difference in fair value between the Series A Preferred Stock surrendered and the Common Stock issued.

The Company issued 58,670,000 shares of common stock throughout 2009 in exchange for $2,983,510 in cash at prices ranging from $0.032 to $0.10 per share.  Also included with the sales of common stock were 58,760,000 warrants described in detail below.  The Company recorded a warrant liability of $1,794,870, and the remaining proceeds of $1,188,640 was recorded as common stock and additional paid in capital.

The Company issued 8,670,000 shares of common stock from May to December 2009 related to services provided by vendors.  The shares were valued at prices ranging from $0.08 to $0.21 per share and were collectively valued at $1,008,376.

The Company issued 16,300,000 shares of common stock during 2009 in order to pay off or pay down notes payable and accrued interest.  The common stock was valued at $0.04 to $0.20 per share for 10,300,000 issued in October and December.  The shares were collectively valued at $2,279,000.

DC Brands International, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Series A Preferred Stock
The Series A Preferred Stock votes together with the common stock as a single class and the holders of the Series A Preferred Stock are entitled to such number of votes as shall equal 51.25% of the number of votes that may be cast by the outstanding shares of common stock.  The Series A Preferred Stock is not convertible into common stock and does not carry any redemption features.

Warrants
A summary of Warrant activity follows:

Number of Shares
Outstanding at December 31, 2008	-
Issued in conjunction with sale of Common Stock	58,760,000
Outstanding at December 31, 2009	58,760,000
Weighted average remaining contractual life (in years)	1.60

The Company issued 29,260,000 Warrants from March to May 2009 in conjunction with the sale of common stock at $0.05 per Unit, each Unit consisting of a share of common stock and a Warrant.  In the event that the average trading price exceeds $0.50 per share over any consecutive 20 day period between the 12th and 24th months following the issue date of the Warrants, the Warrants become null and void.  In the event that the average trading price does not exceed $0.50 per share as set forth above, the Warrant may be exercised by the holder.  The Warrant is redeemable into the number of shares that would need to be issued to cause the holder to have achieved an average selling price of $0.50 per share had they sold their shares during the 60 days following the 24th month following this issue date of the Warrants.

The Company issued in 29,500,000 Warrants from August to December 2009 in conjunction with the sale of common stock at $0.05 per Unit, each Unit consisting of a share of common stock and a Warrant.  In the event that the average trading price exceeds $0.15 per share in the three-month period between the 12th and 15th months following the issue date of the Warrants (the “Measurement Period”), the Warrants may be redeemed by the Company at a nominal amount.  In the event that the average trading price does not exceed $0.15 per share during the Measurement Period, the Warrant may be exercised by the holder.  The Warrant is redeemable into the number of shares that would need to be issued to cause the holder to have achieved an average selling price of $0.15 per share had they sold their shares during the Measurement Period.

The Company recorded warrant liabilities totaling $1,794,870 upon sale of the warrants.  The Company recorded a credit to interest expense of $478,000 in 2009 to reflect the change in fair value of the warrants based upon changes in the Company’s stock price.

DC Brands International, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
Stock Rights
The Company’s CEO has the right to demand that the Company issue him 12,263,267 shares of common stock.  The right stems from his employment agreement, whereby he was entitled to receive shares, such that his ownership interest would equal 56.25% of outstanding common stock.   The Company recorded compensation expense as these rights were earned, prior to June 2007 when he relinquished the right to earn additional shares.

Transactions involving common stock subsequent to December 31, 2009 are set forth in Note 11. Subsequent Events.

9.	Share Based Compensation Expense

The Company recognizes expense associated with shares issued for services over the service period and, in 2008, for the excess of fair value of common stock exchanged for Series A Preferred Stock by the CEO as described in Footnote 10 –  Related Party Transactions.  The shares are valued based upon the fair value of the common stock on the date that the Company becomes obligated to issue the shares.  Expenses associated with shares issued for services are as follows:

	2009	2008
General and administrative	$597,338	$7,830,500
Sales and marketing	35,204	387,500
	$632,542	$8,218,000

10.	Related Party Transactions

The Company had related party payables of $1,659,277 and $1,334,751 at December 31, 2009 and 2008, respectively consisting primarily of deferred salaries payable and royalties payable to its officers.  The Company is party to a royalty agreement with two of the Company’s officers whereby the officers are entitled to receive $0.05 per cap for each bottle cap sold.  The bottle cap is a specialized cap that contains the vitamin supplements in the Company’s functional water system.  The officers collectively deferred $513,247 and $471,235 in salaries and $13,376 and $3,495 in royalties in 2009 and 2008, respectively.  The related party payables are non-interest bearing and due on demand.

The Company entered into a transaction in April 2008 whereby the Company’s CEO exchanged 8,889 shares of his Series A Preferred Stock in exchange for 40,000,000 shares of common stock. The Company recorded stock compensation expense of $7,500,000 to reflect the difference in fair value between the Series A Preferred Stock surrendered and the Common Stock issued.

DC Brands International, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
11.	Subsequent Events

Subsequent to December 31, 2009, the Company issued $750,000 in short-term notes payable in exchange for cash and issued 2,000,000 shares of common stock in conjunction with the short-term notes.  The notes were originated in March of 2010 and principal is due in May and June 2010.  Notes with a principal balance of $450,000 bear interest at 6% per month.  Notes with a principal balance of $300,000 bear interest at 4% per month.

Subsequent to December31, 2009, the Company made payments on notes payable and accrued interest payable of $168,000.  Included in these payments was settlement of a note resulting in a gain of $12,000.

Subsequent to December 31, 2009, the Company issued common stock as follows:

	Shares	Common Stock	Additional Paid in Capital	Amount
In exchange for cash	8,290,000	$8,290	$526,210	$534,500
In exchange for retirement of debt	18,700,000	18,700	2,571,300	2,590,000
In conjunction with debt offering	2,300,000	2,300	257,700	260,000
In exchange for services	3,988,000	3,988	504,452	508,440
	33,278,000	$33,278	$3,859,662	$3,892,940

Subsequent to December 31, 2009, the Company entered into an employment agreement with its Executive Vice President - see Footnote 5. Commitments and Contingencies.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling securityholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$34.91
Accounting fees and expenses	40,000
Legal fees and expenses	$40,000
Printing and related expenses	$2,500
Transfer agent fees and expenses	1,000
Miscellaneous	1,465.09
Total	$85,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the provisions of Article 109 of Colorado Business Corporation Act and our Articles of Incorporation, we may indemnify our directors, officers, employees and agents and maintain liability insurance for those persons. Article 7-109-102 provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if the person's conduct was in good faith. In the case of conduct in an official capacity with the corporation, the person may be indemnified if the person reasonably believed that such conduct was in the corporation's best interests. In all other cases, the corporation may indemnify the person if the person reasonably believed that such conduct was at least not opposed to the corporation's best interests. In the case of any criminal proceeding, the person may be indemnified if the person had no reasonable cause to believe the person's conduct was unlawful.

Our Articles of Incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law. Additionally, our Articles of Incorporation and Bylaws grant us the authority to the maximum extent permitted by Colorado law to purchase and maintain insurance providing such indemnification. We have purchased directors' and officers' liability insurance policies for our directors and officers.
In the employment agreement that we entered into with Richard Pearce, we agreed to indemnify Mr. Pearce for all claims arising out of performance of his duties as President, Chief Executive Officer and Chairman, other than those arising out of his breach of the agreement or his gross negligence or willful misconduct.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth certain information with respect to all securities which we have sold during the past three years.  We did not pay any commissions in connection with any of these sales.

From April 27, 2007 until April 2010, we raised an aggregate of $5,604,500 in a continuous private offering where we sold  shares of common stock and warrants to purchase our common stock, at various prices and under differing terms, to a total of 130 investors, including 16 non-accredited investors.  These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering was made pursuant to a Confidential Private Placement Memorandum (as amended from time to time) delivered to each investor, and did not involve any general solicitation or advertising by us.  Each investor  provided us with appropriate representations as to investment intent and acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject. The securities were sold directly by our officers and directors and no one was paid or received any commission or compensation in connection with the solicitation of investors in the private offering.

On May 15, 2007 we issued 1,050,000 shares of  common stock to nine individuals in consideration of services rendered as employees or consultants. These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us.  Each individual acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

On July 26, 2007 and September 25, 2007 we issued 4,035,000 shares of  common stock, respectively  to 22 individuals in consideration of services rendered as employees or consultants. These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us.  Each individual acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

In July 2007 we issued 65,900,000 shares of our common stock to four individuals in consideration of the extinguishment of certain debt we had incurred to the individuals. These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us.  Each investor  acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

On January 16, 2008 we issued 2,000,000 shares of  common stock,  to a vendor in consideration of services rendered. These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us. The individual  acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

In January  2008 we issued 2,000,000 shares of  common stock as partial consideration for our purchase of the H.A.R.D. Nutrition assets.  These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us. The individual  acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

In February 2008 we issued 2,000,000 shares of  common stock as partial consideration for our purchase of the Turn Left energy drink intangible assets.  These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us. The individual  acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

In March 2008, we issued 40,000,000 shares of common stock to our Chief Executive Officer in exchange for 5% of the total shares of preferred stock owned by him. These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us.  Each individual acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject

On April 30, 2008 we issued an aggregate of 250,000 shares of  common stock, respectively  to an employee and a  vendor in consideration of services rendered. These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us.  Each individual acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

In April 2008, we issued 200,000 shares to one entity in forbearance of them not foreclosing on a debt. These shares were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us.  The  investor  acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

From April 2008 to August 2008 we issued 2,050,000 shares of  common stock in connection with notes that we received from eleven individuals for aggregate proceeds of $987,000.  These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us.  Each investor  acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

In September 2008 and November 2008 we issued 2,850,000 shares of  common stock, respectively  to three vendors in consideration of services rendered as employees or consultants. These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us.  Each individual  acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

During 2008, we issued 24,500,000 share of our common stock to one individual as consideration for the payment of amounts owed under certain notes.  These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us.  Each individual  acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

From May 2009 until December 2009 we issued 8,670,000 shares of  common stock, respectively  to 13 vendors in consideration of services rendered. These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us.  Each individual  acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

From December 31 2009 until April 20, 2010 we issued 6,800,000 shares to six individuals in exchange for certain notes held by each individual. These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us.  Each individual  acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

During 2009, we issued an aggregate of 16,300,000 shares of our common stock to two individuals as consideration for the payment of amounts owed under certain notes.  These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us.  Each individual  acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

In March 2010 and April 2010 we issued 3,988,000 shares of  common stock, respectively  to five individuals in consideration of services rendered as employees or consultants. These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us.  Each individual  acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

From January 2010 through April 2010 we issued an aggregate of 18,700,000 shares of our common stock to five individuals as consideration for the retirement of debt.  These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us.  Each individual  acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

In March and April 2010 we issued to three individuals an aggregate of 2,300,000 shares of our common stock in conjunction with our issuance of notes having maturities of 60 and 90 days.  These securities were issued in reliance  on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the safe harbor afforded by Rule 506 of Regulation D under the Act.  The offering did not involve any general solicitation or advertising by us.  Each individual  acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

ITEM 16. EXHIBITS

Exhibit Number	Description
3.1	Articles of Incorporation filed on April 29, 1998*
3.2	By-Laws*
3.3	Articles of Amendment filed on August 23, 2004*
3.4	Articles of Amendment filed on December 3, 2004 *
3.5	Articles of Amendment filed on January 31, 2006 *
3.6	Certificate of Designations for Series A Preferred Stock filed on May 21, 2007 *
3.7	Articles of Amendment filed on August 31, 2007 *
3.8	Certificate of Correction to Certificate of Designations*
3.9	Form of Warrant*
5.1	Opinion of Gracin & Marlow, LLP**
10.1	License Agreement *
10.2	Employment Agreement dated October 1, 2004 between DC Brands International, Inc. and Richard Pearce *
10.3	Exchange Agreement dated June 8, 2007 between Richard Pearce and DC Brands International, Inc. *
10.4	Exchange Agreement dated March 24, 2008 between Richard Pearce and DC Brands International, Inc.*
10.5	Employment Agreement dated May 1,2010 between DC Brands International, Inc and Jeremy Alcamo
21	List of Subsidiaries*
23.1	Consent of Turner, Stone and Company*
23.2	Consent of Gracin & Marlow, LLP (included in exhibit 5.1)**
___________________________________
*Filed herewith
** To be filed by amendment

ITEM 28. UNDERTAKINGS

A. Rule 415 Offering

We will:

(1)   File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

(3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertake that in a primary offering of the Company’s securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

B. Request for Acceleration of Effective Date

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Wheat Ridge, Colorado, on May 10, 2010.

DC BRANDS INTERNATIONAL, INC.

By:	/s/ Richard Pearce
Richard Pearce, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Pearce	Chairman and Chief Executive Officer	May 10, 2010
Richard Pearce	(Principal Executive Officer)

/s/ Bob Armstrong	Chief Financial Officer	May 10, 2010
Bob Armstrong	(Principal Accounting Officer)

/s/ Jeremy Alcamo	Executive Vice President and Director	May 10, 2010
Jeremy Alcamo

/s/ Wade Brantley	Director	May 10, 2010
Wade Brantley

/s/ Peter Papilion	Director	May 10, 2010
Peter Papilion